_________________________________
LOAN AGREEMENT
_________________________________
Dated as of June ____, 2015

between

PIEDMONT 1901 MARKET LLC,
as Borrower

and

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
as Lender

Deal Name: 1901 Market Street
Loan Number: 706109865

i

ii

iii

DEFINITIONS
The terms set forth below are defined in the following sections of this Loan Agreement:

1901 Market Disbursement	Section 3.22(n)
Act	Section 3.22(y)
Action	Section 9.04
Additional Funds	Section 3.07(c)
Adequately Capitalized	Section 3.22(q)
Affecting the Property	Section 3.12(a)
Affiliate	Section 3.22
Agreement	Preamble
Anti-Terrorism Regulations	Section 3.20(b)
Applicable Existing Tenant	Section 8.01(i)
Assessments	Section 3.03(a)
Assignment	Recitals, Section 4
Award	Section 3.08(b)
Balance	Section 1.03(a)
Borrower	Preamble
Borrower Property Compliance Cure Period	Section 3.05(c)
Borrower’s Allocated Amount	Section 3.22(n)
Borrower’s Share	Section 3.22(n)
Business Day	Section 1.04(b)
Central Account	Section 3.22(n)
Certain Property Revenues	Section 3.22(n)
Control, Controlled or Controlling	Sections 3.22 / 5.01(b) / 5.02
Costs	Section 4.01
Creditors Rights Laws	Section 3.22(z)
Daily Charge	Section 1.04(a)
Damage	Section 3.07(a)
Debt Yield	Section 5.02
Default Rate	Section 1.04(b)
Deposits	Section 3.10(a)
Discount Rate	Section 1.06
Documents	Section 1.02
Due Date	Section 1.03(c)
Environmental Indemnity	Section 8.06
Environmental Law	Section 3.12(a)
Environmental Liens	Section 3.12(b)
Environmental Report	Section 3.12(a)
ERISA	Section 3.11(a)
Event of Default	Section 6.01
Excess Cash Flow	Section 3.22(n)

i

Executive Order 13224	Section 2.09
FHA Act	Section 2.04(i)
First Notice	Section 3.15(b)
Flood Acts	Section 2.04(a)
Full Replacement Cost	Section 3.06(a)
Funding Date	Section 1.03(a)
Grace Period	Section 6.01(c)
Hazardous Materials	Section 3.12(a)
IBX	Section 3.05(c)
IBX First Amendment	Section 3.05(c)
IBX Lease	Section 3.05(c)
IBX Lease Assignment	Section 3.05(c)
Instrument	Recitals, Section 3
Impositions	Section 3.10(a)
Indemnified Parties	Section 8.03
Indemnify	Section 8.03
Individual Beneficiaries	Section 2.09
Individual Shareholders	Section 2.09
Insurance Premiums	Section 3.10(a)
Investors	Section 9.06
Late Charge	Section 1.04(a)
Laws	Section 3.05(c)
Leased Space	Section 10.03(a)
Lender	Preamble
Lender Affiliates	Section 9.10
Lender’s Individual and Related Borrower Limits	Section 5.02
LLC Agreement	Section 3.22(y)
Loan	Recitals, Section 1
Losses	Section 8.03
Major Lease	Section 3.23(a)
Major Tenants	Section 3.08(d)
Material Adverse Effect	Section 2.03
Maturity	Section 1.03(d)
Maturity Date	Section 1.03(d)
MBA Form	Section 3.06(d)
Member	Section 3.22(y)
Microbial Matter	Section 3.12(a)
Net Proceeds	Section 3.07(d)
NOI	Section 5.02
Note	Recitals, Section 1
Note Rate	Section 1.03(a)
Notice	Section 9.02
O&M Plan	Section 3.12(b)

ii

Obligations	Section 1.01
OFAC	Section 2.09
OFAC Lists	Section 2.09
OFAC Violation	Section 3.20(c)
Organization State	Section 2.01
Original IBX Lease	Section 3.05(c)
Parent Sole Member	Section 2.05
PCBs	Section 3.12(a)
Permitted Capital Leases	Section 10.04
Permitted Encumbrances	Section 2.01
Prepayment Premium	Section 1.06
Present Value of the Loan	Section 1.06
Property Payables	Section 3.09

Property State	Section 2.01
PTE	Section 3.11(a)
Qualified Transferee	Section 5.02
Rating Agency	Section 9.06
Recovery	Section 8.01(i)
Release	Section 3.12(a)
Rent Loss Proceeds	Section 3.07(c)
Rent Roll	Section 2.11
Restoration	Section 3.07(a)
Revenue Code	Section 2.05
Second Notice	Section 3.15(b)
Securities	Section 9.06
Security Agreement	Section 7.01
Shared Operating Expenses	Section 3.22(n)
Sole Member	Section 2.05
Special Member	Section 3.22(y)
Special Notice Provisions	Section 3.23(d)
Subordinate Loan	Section 5.01(g)
Supplemental Minimum Rent	Section 8.02(d)
Taking	Section 3.08(a)
Tenant Recovery	Section 3.25
Transaction Taxes	Section 3.03(c)
Treasury Rate	Section 1.06
U.C.C.	Section 2.02
Violation	Section 3.11(c)

iii

LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is made as of the _____ day of June, 2015, by and between PIEDMONT 1901 MARKET LLC, a Delaware limited liability company, having its principal office and place of business at c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097, as borrower (“Borrower”), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, having an office at c/o Prudential Asset Resources, Inc., 2100 Ross Avenue, Suite 2500, Dallas, Texas 75201, Attention: Asset Management Department; Reference Loan No. 706109865, as lender (“Lender”).
RECITALS:
1.Borrower, by the terms of its Promissory Note dated as of the date hereof (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Note”) and in connection with the commercial mortgage loan (the “Loan”) from Lender to Borrower, is indebted to Lender in the principal sum of ONE HUNDRED SIXTY MILLION AND NO/100 U.S. DOLLARS ($160,000,000.00).
2.    Borrower desires to secure the payment of and the performance of all of its obligations under the Note and certain additional Obligations (as defined in Section 1.01 herein).
3.    Borrower has, pursuant to the terms of that certain Open-End Mortgage and Security Agreement dated effective as of the date hereof (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Instrument”), irrevocably granted and conveyed to Lender, and granted Lender a security interest in, (a) the real property described in the Instrument and in Exhibit A attached hereto and by this reference made a part hereof and (b) the personal property described in the Instrument and in Exhibit B and Exhibit B-1 attached hereto.
4.    Pursuant to the terms of the Instrument and the Assignment (defined below), Borrower has absolutely and unconditionally assigned, set over, and transferred to Lender all of Borrower’s right, title, interest and estates in and to the Leases (as defined in the Instrument) and the Rents (as defined in the Instrument), subject to the terms and license granted to Borrower under that certain Assignment of Leases and Rents made by Borrower to Lender dated effective as of the date hereof (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Assignment”), which document shall govern and control the provisions of said assignment.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE I -	OBLIGATIONS AND PAYMENTS
Section 1.01    Obligations. This Agreement is executed, acknowledged, and delivered by Borrower to secure and enforce the following obligations (collectively, the “Obligations”):
(a)    Payment of all obligations, indebtedness and liabilities under the Documents (defined below) including (i) the Prepayment Premium (defined below), to the extent applicable, (ii) interest at both the Note Rate (defined below) and at the Default Rate (defined below), if applicable and to the extent permitted by Laws (defined below), and (iii) renewals, extensions, and amendments of the Documents;

(b)    Performance of every obligation, covenant, and agreement under the Documents, including renewals, extensions and amendments of the Documents; and
(c)    Payment of all sums advanced, allocated or accrued (including fees, costs and expenses) by Lender pursuant to the Documents, including renewals, extensions and amendments of the Documents.
Section 1.02    Documents. The “Documents” shall mean this Agreement, the Note, the Instrument, the Assignment, the Environmental Indemnity (defined below) and any other written agreement executed in connection with the Loan (but excluding the Loan application and Loan commitment), including those given to evidence or further secure the payment and performance of any of the Obligations, and any written renewals, extensions, and amendments of the foregoing. All of the provisions of the Documents are incorporated into this Agreement as if fully set forth in this Agreement.
Section 1.03    Loan Payments. Principal and interest under the Note shall be due and payable as follows:
(a)    Interest on the unpaid balance of the Loan (the “Balance”) shall accrue at the rate of three and forty-eight hundredths percent (3.48%) per annum (the “Note Rate”) from and including the date of the first disbursement of Loan proceeds under the Note (the “Funding Date”) until Maturity (defined below).
(b)    Interest from and including the Funding Date to July 5, 2015 shall be due and payable on the Funding Date.
(c)    Interest only shall be paid in arrears in eighty-four (84) monthly installments of Four Hundred Sixty-Four Thousand and No/100 Dollars ($464,000.00) each, commencing on August 5, 2015, and continuing on the fifth (5th) day of each succeeding month to and including July 5, 2022. Each payment due date under Section 1.03(c) of this Agreement is referred to as a “Due Date”.
(d)    The entire Obligations shall be due and payable on July 5, 2022 (the “Maturity Date”). “Maturity” shall mean the Maturity Date or earlier date that the Obligations may be due and payable by acceleration by Lender as provided in the Documents.
(e)    Interest on the unpaid Balance for any full month shall be calculated on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days each. For any partial month, interest shall be due in an amount equal to (i) the Balance multiplied by (ii) the Note Rate divided by (iii) 360 multiplied by (iv) the number of days during such partial month that any Balance is outstanding to (but excluding) the date of payment.
Section 1.04    Late Payment and Default Interest.
(a)    Late Charge. If any scheduled payment due under the Documents is not fully paid by its Due Date (other than the principal payment due on the Maturity Date), then a charge of $350 per day (the “Daily Charge”) shall be assessed for each day that elapses from and after the Due Date until such payment is made in full (including the date payment is made); provided, however, that if any such payment, together with all accrued Daily Charges, is not fully paid by the fourteenth (14th) day following the applicable Due Date, then a late charge equal to the lesser of (i) four percent (4%) of such payment or (ii) the maximum amount allowed by law (the “Late Charge”) shall be assessed and be immediately due and payable. The Late Charge shall be payable in lieu of Daily Charges that shall have accrued. The Late Charge may be assessed only once on each overdue payment. These charges shall be paid to defray the expenses incurred by Lender in handling and processing such delinquent payment(s) and to compensate Lender for the loss of the use of such funds. The Daily Charge and Late Charge shall be secured by the Documents. The imposition of the Daily Charge, Late Charge, and/or requirement that interest be paid at the Default Rate (defined below) shall not be construed in any way to (A) excuse Borrower from its obligation to make each payment under the Note promptly when due or (B) preclude Lender from exercising any rights or remedies available under the Documents upon an Event of Default (as defined below); provided, however, that if (1) Borrower meets all the requirements of Section 3.13 of this Agreement, (2) the full amount of the applicable monthly principal and interest payment is maintained in Borrower’s account (“Borrower’s Account”) from which Lender initiates its monthly debit entries during the entire day on the applicable Due Date (and such amount shall remain in Borrower’s Account until Lender initiates the debit entry to Borrower’s Account), and (3) Lender does not initiate the debit entry on the applicable Due Date, then, in those circumstances, no Daily Charges or Late Charge shall be assessed with respect to that monthly payment as a result of that monthly principal and interest payment not being made on the applicable Due Date, but such Daily Charges or Late Charge shall be reinstated for any subsequent day in which all of the foregoing conditions are not satisfied.
(b)    Default Rate. Upon an Event of Default or at Maturity, whether by acceleration (due to a voluntary or involuntary default) or otherwise, the entire Obligations (excluding accrued but unpaid interest if prohibited by law) shall bear interest at the Default Rate. The “Default Rate” shall be the lesser of (i) the maximum rate allowed by law or (ii) five percent (5%) plus the greater of (A) the Note Rate or (B) the prime rate (for corporate loans at large United States money center commercial banks) published in The Wall Street Journal on the first Business Day (defined below) after the Event of Default or Maturity occurs and on the first Business Day of every month thereafter. The term “Business Day” shall mean each Monday through Friday except for weekends and legal holidays on which national banks are not open for general banking business in the State of New York.
Section 1.05    Application of Payments. Until an Event of Default occurs, all payments received under the Note shall be applied in the following order: (a) to unpaid fees, costs, and expenses then due and payable to Lender pursuant to the Documents; (b) to unpaid Daily Charges, Late Charges and costs of collection; (c) to any Prepayment Premium then due and payable; (d) to interest due on the Balance; and (e) then to the Balance. After an Event of Default, all payments shall be applied in any order determined by Lender.
Section 1.06    Prepayment. The Note may be prepaid, in whole or in part, upon at least thirty (30) days’ prior written notice to Lender and upon payment of all accrued interest (and other Obligations due under the Documents) and a prepayment premium (the “Prepayment Premium”) equal to the greater of (a) one percent (1%) of the principal amount being prepaid multiplied by the quotient of the number of full months remaining until the Maturity Date, calculated as of the prepayment date, divided by the number of full months comprising the term of the Note, or (b) the Present Value of the Loan (defined below) less the amount of principal and accrued interest (if any) being prepaid, calculated as of the prepayment date. The Prepayment Premium shall be due and payable, except as provided in this Agreement (including, without limitation, as set forth in Sections 3.07 and 3.08 below) or as limited by law, (x) upon any prepayment of the Note, whether voluntary or involuntary, or (y) if the Loan is accelerated by Lender upon an Event of Default under the Documents, and Lender shall not be obligated to accept any prepayment of the Note unless it is accompanied by the Prepayment Premium, all accrued interest and all other Obligations due under the Documents. Lender shall notify Borrower of the amount of and the calculation used to determine the Prepayment Premium. Borrower agrees that (i) Lender shall not be obligated to actually reinvest the amount prepaid in any Treasury obligation and (ii) the Prepayment Premium is directly related to the damages that Lender will suffer as a result of the prepayment. The “Present Value of the Loan” shall be determined by discounting all scheduled payments of principal and interest remaining to the Maturity Date attributable to the amount being prepaid at the Discount Rate (defined below). If prepayment occurs on a date other than a Due Date, then the actual number of days remaining from the date of prepayment to the next Due Date will be used to discount within this period. The “Discount Rate” is the rate which, when compounded monthly, is equivalent to the Treasury

Rate (defined below) plus fifty (50) basis points (i.e., 0.50%), when compounded semi-annually. The “Treasury Rate” is the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of the Loan, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15 - Selected Interest Rates, conclusively determined by Lender (absent a clear mathematical calculation error) with respect to the prepayment date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. If Release H.15 is no longer published, then Lender shall select a comparable publication to determine the Treasury Rate. Notwithstanding the foregoing, no Prepayment Premium shall be due if the Note is prepaid during the last ninety (90) days prior to the Maturity Date regardless of whether an Event of Default exists during such ninety (90) day period.
With respect to the foregoing provisions, Borrower hereby expressly agrees as follows:
(a)    The Note Rate provided herein has been determined based on the sum of (i) the treasury rate in effect at the time the Note Rate was determined under the Loan application submitted to Lender, plus (ii) an interest rate spread over such treasury rate, which together represent Lender’s agreed-upon return for making the proceeds of the Loan available to Borrower over the term of such Loan.
(b)    The determination of the Note Rate, and in particular the aforesaid interest rate spread, were based on the expectation and agreement of Borrower and Lender that the principal sums advanced under the Note would not be prepaid during the term of the Note or, if any such prepayment occurs, the Prepayment Premium (calculated in the manner set forth above) would apply (except as expressly permitted by the Note or this Agreement).
(c)    Lender’s business involves making financial commitments to others based in part on the returns it expects to receive from the Note and other similar loans made by Lender, and Lender’s financial performance as a business depends not only on the returns from each loan or investment it makes but also upon the aggregate amounts of the loans and investments it is able to make over any given period of time.
(d)    In the event of a prepayment under the Documents, Lender will be required to redeploy the funds received into other loans or investments, which (i) may not provide a return to Lender comparable to the return Lender anticipates based on the Note Rate and (ii) may reduce the total amount of loans or investments Lender is able to make during the term of the Loan, which in turn may impair the profitability of Lender’s business. Therefore, in order to compensate Lender for the potential impact and risks to its business of prepayments under the Note, Lender has limited Borrower’s right to prepay the Note and has offered the method of calculation of the Prepayment Premium set forth above.
(e)    Borrower acknowledges that (i) Lender could have determined that it would not permit any prepayments under the Note during its term, and therefore, in electing to permit prepayments under the Documents, Lender is entitled to determine and negotiate the terms on which it will accept prepayments of its loans as documented herein, and (ii) Borrower could have elected to negotiate more permissive prepayment provisions and/or a more favorable manner of calculating the Prepayment Premium, but in such event the applicable interest rate spread, and therefore the Note Rate, would have been higher to compensate Lender for the potential loss of income on account of the risk that Borrower might elect to prepay the Note at an earlier time and/or for a lesser Prepayment Premium than set forth herein.
Therefore, in consideration of Lender’s agreement to the Note Rate set forth herein, and in recognition of Lender’s reliance on the prepayment provisions of the Documents (including the method of calculating the Prepayment Premium), Borrower agrees that the manner of calculation of the Prepayment Premium set forth in the Documents represents bargained-for compensation to Lender for granting to Borrower the privilege of prepaying the Note on the terms set forth in the Documents and for the potential loss of future income to Lender arising from having to redeploy the amounts prepaid under the Note into other loans or investments. As such, the Prepayment Premium constitutes reasonable compensation to Lender for making the Loan on the terms reflected in the Note and this Agreement and does not represent a penalty.
Section 1.07    Treatment of Payments. All payments under the Note and the Documents shall be made, without offset or deduction, (a) in lawful money of the United States of America at the office of Lender or at such other place (and in the manner) Lender may specify by written notice to Borrower, (b) in immediately available federal funds, and (c) if received by Lender prior to 2:00 p.m. Eastern Time at such place, shall be credited on that day, or, if received by Lender at or after 2:00 p.m. Eastern Time at such place shall, at Lender’s option, be credited on the next Business Day (unless, in the case of any scheduled payment under Section 1.03(c) above, (1) Borrower meets all the requirements of Section 3.13 of this Agreement, (2) the full amount of the applicable monthly principal and interest payment is maintained in Borrower’s Account during the entire day on the applicable Due Date [and such amount shall remain in Borrower’s Account until Lender initiates the debit entry to Borrower’s Account], and (3) the fact that such payment is received at or after 2:00 p.m. Eastern Time at such place is solely the result of Lender’s having failed to initiate such payment from Borrower’s Account through the Automated Clearing House network [or similar electronic process] for settlement on the Due Date in a timely manner). Initially (unless waived by Lender), and until Lender shall direct Borrower otherwise, Borrower shall make all payments due under the Note in the manner set forth in Section 3.13 of this Agreement. If any Due Date falls on a day which is not a Business Day, then the Due Date shall be deemed to have fallen on the next succeeding Business Day.
Section 1.08    Unconditional Payment. Borrower is and shall be obligated to pay principal, interest and any and all other amounts which became payable under the Note or under the other Documents absolutely and unconditionally and without abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff. In the event that at any time any payment received by Lender under the Documents shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of the Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.
Section 1.09    Certain Waivers. Borrower and all others who may become liable for the payment of all or any part of the Obligations do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of non-payment and, except as may be otherwise expressly required under the terms of the Documents, notice of intent to accelerate the maturity hereof (and of such acceleration). No release of any security for the Obligations or extension of time for payment of the Note or any installment thereof, and no alteration, amendment or waiver of any provision of the Note, the Instrument, this Agreement or the other Documents shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other who may become liable for the payment of all or any part of the Obligations, under the Note, the Instrument, this Agreement and the other Documents.

ARTICLE II -	REPRESENTATIONS AND WARRANTIES
As of the date of this Agreement and the date on which the following representations and warranties are deemed to have been remade or reaffirmed pursuant to the terms of the Documents, Borrower hereby represents and warrants to Lender as follows:

Section 2.01    Title, Legal Status and Authority. Borrower (a) is seised of the Land (as defined in the Instrument) and the Improvements (as defined in the Instrument) in fee simple and has good and marketable title to the Property (as defined in the Instrument), free and clear of all liens, charges, encumbrances and security interests, except the matters listed in Exhibit C (the “Permitted Encumbrances”); (b) will forever warrant and defend its title to the Property and the validity, enforceability, and priority of the lien and security interest created by the Instrument and the other Documents against the claims of all persons; (c) is a limited liability company duly organized, validly existing, and in good standing and qualified to transact business under the laws of its state of organization or incorporation (the “Organization State”) and the state where the Property is located (the “Property State”); and (d) has all necessary approvals, governmental and otherwise, and full power and authority to own its properties (including the Property) and carry on its business.
Section 2.02    Validity of Documents. The execution, delivery and performance of the Documents and the borrowing evidenced by the Note and this Agreement (a) are within the power of Borrower; (b) have been authorized by all requisite action; (c) have received all necessary approvals and consents; (d) will not violate, conflict with, breach, or constitute (with notice or lapse of time, or both) a default under (i) to Borrower’s knowledge, any law, order or judgment of any court, governmental authority, (ii) the governing instrument of Borrower, or (iii) any indenture, agreement, or other instrument to which Borrower is a party or by which it or any of its property is bound or affected; (e) will not, to the best of Borrower’s knowledge and belief, result in the creation or imposition of any lien, charge, or encumbrance upon any of its properties or assets except for those in the Instrument and the other Documents; and (f) will not, to the best of Borrower’s knowledge and belief, require any authorization or license from, or any filing with, any governmental or other body (except for the recordation of the Instrument, the Assignment and Uniform Commercial Code (the “U.C.C.”) filings). The Documents constitute valid, binding, and, to Borrower’s knowledge, legal obligations of Borrower.
Section 2.03    Litigation. There is no action, suit, or proceeding, judicial, administrative, or otherwise (including any condemnation or similar proceeding), pending or, to the best knowledge of Borrower, threatened or contemplated against, or affecting, Borrower or the Property which would have a Material Adverse Effect on either the Property or Borrower’s ability to perform the Obligations. As used herein, “Material Adverse Effect” means, with respect to Borrower, the Property or the Loan, a circumstance, event or occurrence, as applicable, which would have a material adverse effect on (a) the use, value, utility, marketability or possession of the Property, (b) the business, profits, operations or financial condition of Borrower, (c) the ability of Borrower to perform, or of Lender to enforce, any of the Documents, (d) the ability of Borrower to repay the principal and interest of the Loan as it becomes due, or (e) the enforceability, validity, perfection or priority of the Instrument or any of the other Documents (or the lien thereof).
Section 2.04    Status of Property.
(a)    The Land and Improvements are not located in an area identified by the Secretary of Housing and Urban Development, or any successor, as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as each have been or may be amended, or any successor law (collectively, the “Flood Acts”) or, if located within any such area, Borrower has and will maintain the insurance prescribed in Section 3.06 below.
(b)    Borrower has all necessary (i) certificates, licenses, and other approvals, governmental and otherwise, for the operation of the Property and the conduct of its business and (ii) zoning, building code, land use, environmental and other similar permits or approvals, all of which are currently in full force and effect and not subject to revocation, suspension, forfeiture, or modification. The Property and its use and occupancy are in compliance with all Laws, and Borrower has received no written notice of any violation or potential violation of the Laws which has not been remedied or satisfied, and the zoning classification of the Property permits the use of the Property as intended.
(c)    The Property is served by all utilities (including water and sewer) required for its use.
(d)    All public roads and streets necessary to serve the Property for its use have been completed, are serviceable, are legally open, and have been dedicated to and accepted by the appropriate governmental entities.
(e)    The Property is free from damage caused by fire or other casualty.
(f)    To Borrower’s knowledge, all costs and expenses for labor, materials, supplies, and equipment used in the construction of the Improvements have been paid in full except for the Permitted Encumbrances.
(g)    Borrower does not own any of the furnishings, fixtures, and equipment used in connection with the operation of the Property, all of which are owned by IBX (defined below) as of the date hereof.
(h)    The Property is assessed for real estate tax purposes as one or more wholly independent tax lot(s), separate from any adjoining land or improvements, and no other land or improvements are assessed and taxed together with the Property.
(i)    The Property and Improvements are either (i) in compliance with the provisions of the Fair Housing Amendments Act of 1988, as amended, which relate to accessibility design and construction requirements, and all rules, regulations, and guidelines issued thereunder, all as are in effect as of the date hereof (collectively, the “FHA Act”), or (ii) exempt from the FHA Act.
(j)    To Borrower’s knowledge, the Property is in compliance with the provisions of the Americans with Disabilities Act of 1990, and any amendments in effect as of the date hereof, which relate to accessibility design and construction requirements, and all rules, regulations, and guidelines issued thereunder, all as are in force as of the date hereof.
Section 2.05    Tax Status of Borrower. Borrower’s United States employee tax identification number is 20-0484575 and office address is c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097. Borrower is not a “foreign person,” “foreign partnership,” “foreign trust,” or “foreign estate” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Revenue Code”). Borrower further represents and warrants to Lender that Borrower is a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Revenue Code, but (i) Borrower is wholly owned by Piedmont 1901 Market Business Trust, a Delaware business trust (“Sole Member”), which is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Revenue Code but is a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Revenue Code, (ii) Sole Member is wholly owned by Piedmont Office Realty Trust, Inc., a Maryland corporation (“Parent Sole Member”), and (iii) Parent Sole Member is neither (A) a “foreign person” within the meaning of Sections 1445 and 7701 of the Revenue Code, nor (B) a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Revenue Code.  These statements are made by Borrower in compliance with Sections 1445 and 7701 of the Revenue Code to exempt any transferee of the Property from withholding the tax required upon a foreign transferor’s disposition of a U.S. real property interest.

Section 2.06    Bankruptcy and Equivalent Value.
(a)    No bankruptcy, reorganization, insolvency, liquidation, or other proceeding for the relief of debtors has been instituted by or against Borrower, any general partner of Borrower (if Borrower is a partnership), or any manager or managing member of Borrower (if Borrower is a limited liability company).
(b)    The Obligations incurred by Borrower under the Documents and the mortgaging of the Property pursuant to the Instrument are not made or incurred with the intent to hinder, delay, or defraud any present or future creditor of Borrower;
(c)    Borrower has not received less than reasonably equivalent value in exchange for incurring the Obligations and/or the mortgaging of the Property in connection with the Loan;
(d)    Borrower is solvent as of the date hereof, and Borrower will not become insolvent as a result of incurring the Obligations and/or the mortgaging of the Property pursuant to the Documents;
(e)    Borrower is not engaged, and Borrower is not about to engage, in business or a transaction for which any assets remaining with Borrower are an unreasonably small capital;
(f)    Borrower has not incurred and does not intend to incur, and Borrower does not believe that it will incur, debts that would be beyond Borrower’s ability to pay as such debts mature; and
(g)    Borrower is not mortgaging the Property and/or incurring the Obligations to or for the benefit of an insider (as defined in 11 U.S.C. § 101(31)), under an employment contract and not in the ordinary course of business.
Section 2.07    Disclosure. Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that could cause any representation or warranty made herein to be misleading in any material respect. There has been no adverse change in any condition, fact, circumstance, or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or have a Material Adverse Effect.
Section 2.08    Illegal Activity. No portion of the Property has been purchased, improved, fixtured, equipped or furnished with proceeds of any illegal activity and, to the best of Borrower’s knowledge, there are no illegal activities at or on the Property.
Section 2.09    OFAC Lists. That (a) neither Borrower, nor Sole Member, nor Parent Sole Member, nor, to Borrower’s knowledge (based upon commercially reasonable due diligence), any other persons or entities holding any legal or beneficial interest whatsoever in Borrower (whether directly or indirectly), are named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”); provided, however, that (i) with respect to individual beneficiaries of any governmental plans or employee benefit plans holding interests in Borrower (collectively, the “Individual Beneficiaries”), the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (ii) with respect to (A) individual shareholders or (B) entities holding less than a five percent (5%) legal or beneficial interest of any publicly traded company holding an interest in Borrower (such individuals and entities, collectively, the “Individual Shareholders”), the foregoing representations and warranties are limited to Borrower’s actual knowledge; (b) neither Borrower, nor any persons or entities holding any legal or beneficial interest whatsoever in Borrower (whether directly or indirectly), are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists; provided, however, that (i) with respect to any Individual Beneficiaries holding interests in Borrower, the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (ii) with respect to any Individual Shareholders holding interests in Borrower, the foregoing representations and warranties are limited to Borrower’s actual knowledge; (c) neither any guarantor, nor any persons or entities holding any legal or beneficial interest whatsoever in any guarantor (whether directly or indirectly), are named on any OFAC Lists; provided, however, that (i) with respect to any Individual Beneficiaries holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (ii) with respect to any Individual Shareholders holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge; (d) neither any guarantor, nor any persons or entities holding any legal or beneficial interest whatsoever in any guarantor (whether directly or indirectly), are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists; provided, however, that (i) with respect to any Individual Beneficiaries holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (ii) with respect to any Individual Shareholders holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge; and (e) neither Borrower nor any guarantor has knowingly conducted business with or engaged in any transaction with any person or entity named on any of the OFAC Lists or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists.
Section 2.10    Property as Single Asset. That (a) Borrower’s only asset is the Property, and (b) the Property generates substantially all of the gross income of Borrower and there is no substantial business being conducted by Borrower other than the business of operating the Property and the activities incidental thereto.
Section 2.11    Representations and Warranties Relating to Leases, Rents and Other Matters. That (a) Borrower is the absolute owner of the landlord’s interest in the Leases; (b) Borrower has the right, power and authority to assign, transfer, and set over all of its right, title and interest as landlord in, to and under the Leases and Rents and no other person has any right, title or interest therein; (c) the Leases are valid and in full force and effect and have not been modified, amended or terminated, nor have any of the terms and conditions of the Leases been waived, except as expressly stated in the Leases; (d) there are no outstanding assignments or pledges of the Leases or Rents; (e) there are no outstanding leasing commissions due under the Leases for the initial term or for any extensions, renewals or expansions; (f) except as disclosed to Lender in writing, there are no existing defaults or, to Borrower’s knowledge, any state of facts which, with the giving of notice and/or passage of time, would constitute a default under the Leases by any party thereto; (g) to Borrower’s knowledge, no Tenant has any defense, set-off or counterclaim against Borrower; (h) each Tenant is in possession of its leased premises and paying Rent and other charges as provided in its Lease; (i) no Rents have been or are presently scheduled to be anticipated, discounted, released, waived, compromised or otherwise discharged, except as may be expressly permitted by the applicable Lease; (j) except as specified in the Leases and shown on the rent roll delivered to Lender in connection with the funding of the Loan or the schedule of security deposits and Tenant options and inducements attached to such rent roll (collectively, the “Rent Roll”), which Rent Roll is attached as Exhibit C to the Closing Certification executed and delivered by Borrower to Lender in connection with the funding of the Loan, there are no (i) unextinguished rent concessions, abatements or other inducements relating to the Leases, (ii) options or other rights to acquire any interest in the Property in favor of any Tenant, or (iii) options or other rights (whether in the form of expansion rights, purchase rights, rights of first refusal to lease or purchase, or otherwise) relating to property which is not part of the Property and/or would require Borrower and/or Lender to possess or control any property (other than the Property) to honor such rights; and (k) the Rent Roll discloses all currently existing Leases and is true, complete and accurate in all respects.

ARTICLE III -	COVENANTS AND AGREEMENTS
Borrower covenants and agrees with Lender as follows:
Section 3.01    Payment and Performance of Obligations. Borrower shall timely pay and cause to be performed the Obligations.
Section 3.02    Continuation of Existence. Borrower shall not (a) dissolve, terminate, or otherwise dispose of, directly, indirectly or by operation of law, all or substantially all of its assets; (b) reorganize or change its legal structure without Lender’s prior written consent, except as otherwise expressly permitted under Article V below; (c) change its name, address, or the name under which Borrower conducts its business without promptly notifying Lender; or (d) do anything to cause the representations in Section 2.02 to become untrue. Borrower shall (i) maintain its existence as a limited liability company duly organized, validly existing, and in good standing and qualified to transact business under the laws of its Organization State and the Property State and (ii) shall maintain all necessary approvals, governmental and otherwise, and full power and authority to own its properties (including the Property) and carry on its business.
Section 3.03    Taxes and Other Charges.
(k)    Payment of Assessments. Borrower shall pay when due all taxes, liens, assessments, utility charges (public or private and including sewer fees), ground rents, maintenance charges, dues, fines, impositions, and public and other charges of any character (including penalties and interest) assessed against, or which could become a lien against, the Property (the “Assessments”) and in all events prior to the date any fine, penalty, interest or charge for nonpayment may be imposed. Unless Borrower is making deposits per Section 3.10 herein, upon reasonable request by Lender, Borrower shall use commercially reasonable efforts to provide Lender with receipts or canceled checks evidencing such payments (except for income taxes, franchise taxes, ground rents, maintenance charges, and utility charges).
(l)    Right to Contest. So long as no Event of Default (defined below) has occurred, Borrower may, prior to delinquency and at its sole expense, contest any Assessment, but this shall not change or extend Borrower’s obligation to pay the Assessment as required above unless (i) Borrower gives Lender prior written notice of its intent to contest an Assessment; (ii) Borrower demonstrates to Lender’s reasonable satisfaction that (A) the Property will not be sold to satisfy the Assessment prior to the final determination of the legal proceedings, (B) Borrower has taken such actions as are required or permitted to accomplish a stay of any such sale, and (C) Borrower has either (1) furnished a bond or surety (satisfactory to Lender in form and amount) sufficient to prevent a sale of the Property or (2) at Lender’s option, deposited one hundred twenty percent (120%) of the full amount necessary to pay any unpaid portion of the Assessments with Lender; and (iii) such proceeding shall be permitted under any other instrument to which Borrower or the Property is subject (whether superior or inferior to the Instrument); provided, however, that the foregoing shall not restrict (x) the contesting of any income taxes, franchise taxes, ground rents, maintenance charges, and utility charges or (y) the contesting in good faith of any Assessments after payment of the same (i.e., payment under protest).
(m)    Documentary Stamps and Other Charges. Borrower shall pay all taxes, assessments, charges, expenses, costs and fees (including registration and recording fees and revenue, transfer, mortgage,

recordation, stamp, intangible, and any similar taxes)(collectively, the “Transaction Taxes”) required in connection with the making and/or recording of the Documents. If Borrower fails to pay the Transaction Taxes after demand, then Lender may (but is not obligated to) pay these, and Borrower shall reimburse Lender on demand for any amount so paid with interest at the applicable interest rate specified in Article I, which shall be the Default Rate unless prohibited by Laws.
(n)    Changes in Laws Regarding Taxation. If any Law (i) deducts from the value of real property for the purpose of taxation any lien or encumbrance thereon, (ii) taxes mortgages, deeds of trust, deeds to secure debt or debts secured by mortgages, deeds of trust or deeds to secure debt for federal, state or local purposes or changes the manner of the collection of any such existing taxes, and/or (iii) imposes a tax, either directly or indirectly, on any of the Documents or the Obligations, then Borrower shall, if permitted by law, pay such tax within the statutory period or within twenty (20) days after demand by Lender, whichever is less; provided, however, that if, in the opinion of Lender, Borrower is not permitted by law to pay such taxes, then Lender shall have the option to declare the Obligations immediately due and payable (without any Prepayment Premium) upon ninety (90) days’ notice to Borrower.
Section 3.04    Defense of Title, Litigation, and Rights under Documents. Borrower shall forever warrant, defend and preserve Borrower’s title to the Property, the validity, enforceability and priority of the Instrument and the other Documents and the lien or security interest created thereby, and any rights of Lender under the Documents against the claims of all persons, and shall promptly notify Lender of any such claims. Lender (whether or not named as a party to such proceedings) is authorized and empowered (but shall not be obligated) to take such additional steps as it may deem necessary or proper for the defense of any such proceeding or the protection of the lien, security interest, validity, enforceability, or priority of the Documents, title to the Property, or any rights of Lender under the Documents, including the employment of counsel, the prosecution and/or defense of litigation, the compromise, release, or discharge of such adverse claims, the purchase of any tax title, the removal of any such liens and security interests, and any other actions Lender deems necessary to protect its interests. Borrower authorizes Lender to take any actions required to be taken by Borrower, or permitted to be taken by Lender, in the Documents in the name and on behalf of Borrower. Borrower shall reimburse Lender on demand for all expenses (including attorneys’ fees) incurred by it in connection with the foregoing and Lender’s exercise of its rights under the Documents. All such expenses of Lender, until reimbursed by Borrower, shall be part of the Obligations, bear interest from the date of demand at the Default Rate, and shall be secured by the Documents.
Section 3.05    Compliance with Laws and Operation and Maintenance of Property.
(h)    Repair and Maintenance. Borrower will operate and maintain the Property in good order, repair, and operating condition. Borrower will promptly make all necessary repairs, replacements, additions, and improvements necessary to ensure that the Property shall not in any way be diminished or impaired. Borrower will not cause or allow any of the Property to be misused, wasted, or to deteriorate, and Borrower will not abandon the Property. No new building, structure, or other improvement shall be constructed on the Land nor shall any material part of the Improvements be removed, demolished, or structurally or materially altered, without Lender’s prior written consent, except for improvements or alterations made pursuant to approved Leases or otherwise specifically contemplated by the Documents.
(i)    Replacement of Property. Borrower will keep the Property fully equipped and will replace all worn out or obsolete fixtures and Personal Property (as defined in the Instrument) in a commercially reasonable manner with comparable fixtures or Personal Property. Borrower will not, without Lender’s prior written consent, remove any Personal Property covered by this Agreement or the Instrument unless the same is replaced by Borrower in a commercially reasonable manner with a comparable article (i) owned by

Borrower free and clear of any lien or security interest (other than the Permitted Encumbrances and those created by the Documents) or (ii) leased by Borrower (A) with Lender’s prior written consent, (B) pursuant to a Permitted Capital Lease (defined in Section 10.04 hereof) or (C) if the replaced Personal Property was leased at the time of execution of this Agreement.
(j)    Compliance with Laws. Borrower shall comply with (or shall cause to be complied with) and shall cause the Property to be maintained, used, and operated in compliance with all (i) present and future laws, Environmental Laws (defined below), ordinances, regulations, rules, orders and requirements (including zoning and building codes) of any governmental or quasi-governmental authority or agency applicable to Borrower or the Property (collectively, the “Laws”); (ii) orders, rules, and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization, or other body exercising similar functions, in each instance, with respect to any insurance required to be maintained pursuant to Section 3.06 below; (iii) duties or obligations of any kind imposed under any Permitted Encumbrance or by law, covenant, condition, agreement, or easement, public or private; and (iv) policies of insurance at any time in force with respect to the Property. If proceedings are initiated or Borrower receives notice that Borrower or the Property is not in compliance with any of the foregoing, then Borrower will promptly send Lender notice and a copy of the proceeding or violation notice. Borrower shall maintain all necessary (A) certificates, licenses, and other approvals, governmental and otherwise, for the operation of the Property and the conduct of its business and (B) zoning, building code, land use, environmental and other similar permits or approvals, in full force and effect. Lender hereby acknowledges that Borrower has informed Lender that, as between Borrower and Independence Blue Cross, LLC, a Pennsylvania limited liability company (“IBX”), IBX is solely responsible for the compliance of the Property with the Laws pursuant to the terms of Section 7.3.1 of that certain Lease dated as November, 1998, by and between Borrower (as successor-in-interest to Pru 1901 Market, LLC), as landlord, and IBX (as successor-in-interest to Independence Blue Cross, a Pennsylvania not-for-profit corporation [“Original Tenant”]), as tenant (the “Original IBX Lease”), as amended by that certain First Amendment to Lease dated as of July 19, 2013, between Borrower, as landlord, and IBX, as tenant (the “IBX First Amendment”), and as assigned by Original Tenant to IBX pursuant to a Plan of Division on July 1, 2014 (the “IBX Lease Assignment”; the Original IBX Lease, as amended by the IBX First Amendment and as assigned pursuant to the IBX Lease Assignment, the “IBX Lease”). In connection therewith, Lender hereby agrees that, subject to the caveat at the end of this sentence and provided that the IBX Lease remains in full force and effect and free from any default thereunder beyond any applicable notice and cure periods thereunder, no Event of Default shall be deemed to have occurred under the Documents solely due to the Property’s failure to be in compliance with all Laws prior to the expiration of any applicable notice and cure period provided to IBX under the IBX Lease to cure such failure (unless such non-compliance is due to any affirmative actions of Borrower), and Borrower shall have a reasonable period of time (not exceeding thirty (30) days, unless Borrower has promptly commenced and is diligently pursuing such cure and needs additional time to complete the cure) following the applicable notice and cure period of IBX (the “Borrower Property Compliance Cure Period”) to remedy such failure under the IBX Lease; provided, however, that Lender shall not be limited in any manner (which shall include, without limitation, the ability to declare a default under the Documents or, at Lender’s sole option [and without any obligation to do so] to remedy such failure) in the event that the failure to comply with any applicable Laws results in any situation that Lender reasonably believes could have a material impact on the Property or Lender’s collateral or that results in an imminent danger to the Property or any individual. Without limiting Lender’s rights and remedies under Article VI of this Agreement, Article III of the Instrument or otherwise, if Borrower or the Property is not in compliance with all Laws following the expiration of the Borrower Property Compliance Cure Period, then Lender may impose additional reasonable requirements upon Borrower for the purposes of protecting Lender’s collateral security, insulating Lender from liability or securing Lender’s rights hereunder, including monetary reserves or financial equivalents (in an amount not to exceed what is sufficient to cure such non-compliance, as reasonably determined by Lender, including penalties, interest, etc.), until such time as Lender receives proof satisfactory to Lender of such compliance.
(k)    Zoning and Title Matters. Borrower shall not, without Lender’s prior written consent, (i) initiate or support any zoning reclassification of the Property or variance under existing zoning ordinances; (ii) modify or supplement any of the Permitted Encumbrances; (iii) impose any restrictive covenants or encumbrances upon the Property; (iv) execute or file any subdivision plat affecting the Property; (v) consent to the annexation of the Property to any municipality; (vi) permit the Property to be used by the public or any person in a way that might make a claim of adverse possession or any implied dedication or easement possible; (vii) cause or permit the Property to become a non-conforming use under zoning ordinances or any present or future non-conforming use of the Property to be discontinued; or (viii) fail to comply with the terms of the Permitted Encumbrances.
(l)    Utility Service. The Property shall be served by all utilities (including water and sewer) required for its use.
(m)    Roads and Streets. All public roads and streets necessary to serve the Property for its use shall be completed, serviceable, legally open, and dedicated to and accepted by the appropriate governmental entities.
(n)    Ownership of FF&E. Borrower shall own and shall have paid in full for, or shall lease pursuant to Permitted Capital Leases entered into in compliance with the terms of the Documents, all furnishings, fixtures, and equipment (other than Tenants’ property) used in connection with the operation of the Property, free of all security interests, liens, or encumbrances except the Permitted Encumbrances and those created by the Documents.
(o)    Separate Tax Lot. The Property shall be assessed for real estate tax purposes as one or more wholly independent tax lot(s), separate from any adjoining land or improvements and no other land or improvements shall be assessed and taxed together with the Property.
Section 3.06    Insurance.
(a)    Property and Time Element Insurance. Borrower shall keep the Property insured for the benefit of Borrower and Lender (with Lender named as certificate holder and mortgagee/loss payee) by (i) a special form property insurance policy with an agreed amount endorsement for Full Replacement Cost (defined below) without any coinsurance provisions or penalties, or the broadest form of coverage available, in an amount sufficient to prevent Lender from ever becoming a coinsurer under the policy or Laws; (ii) a policy or endorsement insuring against acts of terrorism; provided, however, that if the special form property insurance policy carried by Borrower pursuant to clause (i) of this Section 3.06(a) contains a terrorism exclusion, then Borrower keep the Property insured for the benefit of Borrower and Lender (with Lender named as certificate holder and mortgagee/loss payee) by a separate terrorism insurance policy in an amount equal to the lesser of (A) the then-outstanding Balance on the Loan, and (B) the amount of terrorism coverage that Borrower can purchase for an amount equal to one-half (½) of the premium that Borrower is then paying for the required special form property insurance (with a terrorism exclusion), with a deductible not to exceed Fifty Thousand and No/100 Dollars ($50,000.00); (iii) a policy or endorsement insuring against claims applicable to the presence of Microbial Matter (as defined in Section 3.12(a) hereof); (iv) a policy or endorsement providing business income insurance (including business interruption insurance and extra expense insurance and/or rent insurance) on an actual loss sustained basis in an amount equal to at least eighteen (18) months’ total income from the Property including all Rents plus all other pro forma annual income such as percentage rent and tenant reimbursements of fixed and operating expenses, which business interruption insurance shall also provide coverage as aforesaid for any additional hazards as may be required pursuant to the terms of this Agreement; (v) a policy or endorsement insuring against damage by flood if the Property is located in a Special Flood Hazard Area identified by the Federal Emergency Management Agency or any successor or related government agency as a 100 year flood plain currently classified as Flood Insurance Rate Map Zones “A”, “AO”, “AH”, “A1-A30”, “AE”, “A99”, “V”, “V1-V30”, and “VE” in an amount equal to the original amount of the Note; (vi) a policy or endorsement covering against damage or loss from (A) sprinkler system leakage and (B) boilers, boiler tanks, HVAC systems, heating and air-conditioning equipment, pressure vessels, auxiliary piping, and similar apparatus, in the amount reasonably required by Lender; (vii) during the period of any construction, repair, restoration, or replacement of the Property, a standard builder’s risk policy with extended coverage in an amount at least equal to the Full Replacement Cost of such Property, and worker’s compensation, in statutory amounts; and (viii) a policy or endorsement covering against damage or loss by earthquake and other natural phenomenon in the amounts reasonably required by Lender. “Full Replacement Cost” shall mean the one hundred percent (100%) replacement cost of the Property, without allowance for depreciation and exclusive of the cost of excavations, foundations, footings, and value of land, and shall be subject to verification by Lender. Full Replacement Cost will be determined, at Borrower’s expense, periodically upon policy expiration or renewal by the insurance company or an appraiser, engineer, architect, or contractor approved by said company and Lender.
(b)    Liability and Other Insurance. Borrower shall maintain commercial general liability insurance with per occurrence limits of $1,000,000, a products/completed operations limit of $2,000,000, and a general aggregate limit of $2,000,000, with an excess/umbrella liability policy of not less than $10,000,000 per occurrence and annual aggregate covering Borrower, with Lender named as an additional insured, against claims for bodily injury or death or property damage occurring in, upon, or about the Property or any street, drive, sidewalk, curb, or passageway adjacent thereto. In addition to any other requirements, such commercial general liability and excess/umbrella liability insurance shall provide insurance against acts of terrorism and against claims applicable to the presence of Microbial Matter, or such coverages shall be provided by separate policies or endorsements. The insurance policies shall also include operations and blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in Section 8.03 below (but such coverage or the amount thereof shall in no way limit such indemnifications). Upon request, Borrower shall also carry additional insurance or additional amounts of insurance covering Borrower or the Property as Lender shall reasonably require.
(c)    Form of Policy. Borrower shall at all times have paid all installments of Insurance Premiums (defined below) due and owing with respect to all insurance policies required under this Section 3.06. Such policies shall not have a deductible not in excess of Fifty Thousand Dollars ($50,000.00) and shall contain such provisions, endorsements, and expiration dates as Lender shall reasonably require. The policies shall be issued by insurance companies authorized to do business in the Property State, approved by Lender, and must have and maintain a current financial strength rating of “A-, X” (or higher) from A.M. Best or equivalent (or, if a rating by A.M. Best is no longer available, then a similar rating from a similar or successor service). In addition, all policies shall (i) include a standard mortgagee clause, without contribution, in the name of Lender, (ii) provide that they shall not be canceled without at least thirty (30) days’ prior written notice to Lender except in the event of cancellation for non-payment of premium, in which case only ten (10) days’ prior written notice will be given to Lender, and (iii) include a waiver of subrogation clause substantially equivalent to the following: “The Company may require from the Insured an assignment of all rights of recovery against any party for loss to the extent that payment therefor is made by the Company, but the Company shall not acquire any rights of recovery which the Insured has expressly waived prior to loss, nor shall such waiver affect the Insured’s rights under this policy.”

(d)    Original Policies. Borrower shall deliver to Lender copies of all policies (and renewals) required under this Section 3.06. If original and renewal policies are unavailable or if coverage is under a blanket policy, then Borrower shall deliver (i) an MBA Evidence of Insurance - Commercial Property form certificate (the “MBA Form”) or an original certificate in form substantially similar to the ACORD 28 (2014/01) certificate with an authorized representative’s signature issued prior to Lender’s receipt of the insurance policy, along with an insurance binder acceptable to Lender with respect to all insurance coverage required under Section 3.06(a) above (or equivalent certificates acceptable to Lender), and (ii) an original ACORD 25 certificate with respect to all insurance coverage required under Section 3.06(b) above (or equivalent certificates acceptable to Lender) evidencing that such policies are in full force and effect, together with copies of the original policies. Without limiting Lender’s other rights with respect to the foregoing obligations, if, within five (5) days prior to the expiration of the current applicable policy, Lender has not timely received the items required under this Section 3.06(d) in form and substance acceptable to Lender (as being in compliance with the terms of this Agreement), then Lender may, but shall not be obligated to, purchase forced placed insurance coverage sufficient to provide insurance satisfying the coverage requirements under the terms of this Agreement at Borrower’s expense (which expense will be in addition to and may be more than the cost of insurance that Borrower may be able to obtain on its own) to cover Lender’s interest in the Property, which insurance may, but need not, protect Borrower’s interest.
(e)    General Provisions. Borrower shall not carry separate or additional insurance concurrent in form or contributing in the event of loss with that required under this Section 3.06 unless endorsed in favor of Lender as per this Section 3.06 and approved by Lender in all respects. In the event of foreclosure of the Instrument or other transfer of title or assignment of the Property in extinguishment, in whole or in part, of the Obligations, all right, title, and interest of Borrower in and to all proceeds payable under any policies of insurance then in force regarding the Property thereon shall immediately vest in the purchaser or other transferee of the Property. No approval by Lender of any insurer shall be construed to be a representation, certification, or warranty of its solvency. No approval by Lender as to the amount, type, or form of any insurance shall be construed to be a representation, certification, or warranty of its sufficiency. Borrower shall comply with all insurance requirements and shall not cause or permit any condition to exist which would be prohibited by any insurance requirement or would invalidate the insurance coverage on the Property. Borrower shall not be exempt from any of the requirements set forth in this Section 3.06 to the extent that a Tenant has agreed to provide the required insurance or a portion thereof pursuant to the terms and provisions of its respective Lease. If any insurance being carried by a Tenant (rather than Borrower) is being utilized to satisfy the requirements of this Section 3.06 on the Property, then (i) such insurance must fully comply with this Section 3.06, and (ii) Borrower shall obtain from any such Tenant(s) and provide to Lender documentation sufficient to satisfy the requirements of Section 3.06(d) above. Lender has no duty or obligation to contact any Tenant(s) regarding proof of insurance for the Property.
(f)    Waiver of Subrogation. A waiver of subrogation shall be obtained by Borrower from its insurers and, consequently, Borrower for itself, and on behalf of its insurers, hereby waives and releases any and all right to claim or recover against Lender, its officers, employees, agents and representatives, for any loss of or damage to Borrower, other Persons, the Property, Borrower’s property or the property of other Persons from any cause required to be insured against by the provisions of this Agreement or otherwise insured against by Borrower.
Section 3.07    Damage and Destruction of Property.
(a)    Borrower’s Obligations. If any damage to, loss, or destruction of the Property occurs (any “Damage”), then (i) Borrower shall (A) notify Lender within ten (10) days after the occurrence of such Damage if either (1) the reasonable cost of repairing such Damage will exceed $50,000, or (2) such Damage involves personal injury to any natural person and (B) in all events shall take all necessary steps to preserve any undamaged part of the Property and (ii) if the insurance proceeds are made available for Restoration (defined below) (but regardless of whether any proceeds are sufficient for Restoration), Borrower shall promptly commence and diligently pursue to completion the restoration, replacement, and rebuilding of the Property as nearly as possible to its value and condition immediately prior to the Damage or a Taking (defined below) in accordance with plans and specifications approved by Lender (the “Restoration”). Borrower shall comply with other reasonable requirements established by Lender to preserve the security under the Documents.
(b)    Lender’s Rights. If any Damage occurs and some or all of it is covered by insurance, then (i) Lender may, but is not obligated to, make proof of loss if not made promptly by Borrower after reasonable notice (not less than five (5) Business Days) to Borrower of its intention to do so (except that shorter notice shall be permitted or no prior notice shall be required if Lender determines in its sole discretion [exercised in good faith] that immediate action is necessary for the protection or preservation of the Property or for protection of Lender’s security interest in the Property or interest under the Documents), and Lender is authorized and empowered by Borrower to settle, adjust, or compromise any claims for the Damage; (ii) each insurance company concerned is authorized and directed to make payment directly to Lender for the Damage; and (iii) Lender may apply the insurance proceeds in any order it determines (A) to reimburse Lender for all Costs (defined below) related to collection of the proceeds and (B) subject to Section 3.07(c) and at Lender’s option, to (1) payment (without any Prepayment Premium) of all or part of the Obligations, whether or not then due and payable, in the order determined by Lender (provided that if any Obligations remain outstanding after this payment, then the unpaid Obligations shall continue in full force and effect, and Borrower shall not be excused in the payment thereof), (2) the cure of any default under the Documents, or (3) the Restoration. Notwithstanding the foregoing, if no Event of Default has occurred (and if there shall then be no event which with the passage of time and/or giving of notice would constitute an Event of Default), then Borrower shall have the right to settle, adjust or compromise any claim for Damage if the total amount of such claim is less than $500,000, provided that Borrower promptly uses the full amount of such insurance proceeds for Restoration of the Damage and provides evidence thereof to Lender in a manner acceptable to Lender. If Borrower receives any insurance proceeds for the Damage, then Borrower shall promptly deliver the proceeds to Lender. Borrower expressly assumes all risk of loss from any Damage, whether or not insurable or insured against.
(c)    Application of Proceeds to Restoration. Lender shall make the Net Proceeds (defined below) available to Borrower for Restoration if: (i) there shall then be no Event of Default; (ii) Lender shall be satisfied that (A) Restoration can and will be completed within one (1) year after the Damage occurs (or such longer period of time after the Damage occurs, not to exceed eighteen (18) months after the Damage occurs, equal to the period of coverage under Borrower’s loss of rental income insurance) and at least six (6) months prior to the maturity of the Note and (B) Leases which are terminated or terminable as a result of the Damage cover an aggregate of less than ten percent (10%) of the total rentable square footage contained in the Property at the closing of the Loan or such Tenants agree in writing to continue their Leases; (iii) Borrower shall have entered into a general construction contract acceptable in all respects to Lender for Restoration, which contract must include provision for retainage of not less than ten percent (10%) until final completion of the Restoration; and (iv) in Lender’s reasonable judgment, after Restoration has been completed, the net cash flow of the Property will be sufficient to cover all costs and operating expenses of the Property, including payments due and reserves required under the Documents. Notwithstanding any provision of this Agreement to the contrary, Lender shall not be obligated to make any portion of the Net Proceeds available for Restoration (whether as a result of Damage or a Taking) unless, at the time of the disbursement request, Lender has determined in its reasonable discretion that (y) Restoration can be completed at a cost which does not exceed the aggregate of the remaining Net Proceeds and any funds deposited with Lender by Borrower (the “Additional Funds”) and (z) the aggregate of any loss of rental income insurance proceeds which the carrier has acknowledged to be payable (the “Rent Loss Proceeds”) and any funds deposited with Lender by Borrower are sufficient to cover all costs and operating expenses of the Property, including payments due and reserves required under the Documents.
(d)    Disbursement of Proceeds. If Lender elects or is required to make insurance proceeds or the Award (defined below), as the case may be, available for Restoration, then Lender shall, through a disbursement procedure established by Lender, periodically make available to Borrower in installments the net amount of all insurance proceeds or the Award, as the case may be, received by Lender after deduction of all reasonable costs and expenses incurred by Lender in connection with the collection and disbursement of such proceeds (the “Net Proceeds”) and, if any, the Additional Funds. The amounts periodically disbursed to Borrower shall be based upon the amounts currently due under the construction contract for Restoration and Lender’s receipt of (i) appropriate lien waivers, copies of all invoices and proof of compliance with Laws, (ii) a certification of the percentage of Restoration completed by an architect or engineer acceptable to Lender, and (iii) title insurance protection against materialmen’s and mechanics’ liens. At Lender’s election, a disbursing agent selected by Lender shall disburse such funds, and Borrower shall pay such agent’s reasonable fees and expenses. The Net Proceeds, Rent Loss Proceeds, and any Additional Funds shall constitute additional security for the Loan, and Borrower shall execute, deliver, file and/or record, at its expense, such instruments as Lender requires to grant to Lender a perfected, first-priority security interest in these funds. If the Net Proceeds are made available for Restoration and (x) Borrower refuses or fails to complete the Restoration, (y) an Event of Default occurs, or (z) the Net Proceeds or Additional Funds are not applied to Restoration, then any undisbursed portion may, at Lender’s option, be applied to the Obligations in any order of priority, and any such application to principal shall be deemed a voluntary prepayment subject to the Prepayment Premium. Notwithstanding the foregoing sentence, if the Net Proceeds are made available for Restoration and Borrower fully completes the Restoration, then, following completion of the Restoration and provided that no Event of Default has occurred, the Net Proceeds not required for Restoration (if any) shall, at Lender’s sole option, either (i) be paid to Borrower or (ii) applied to the Obligations without any Prepayment Premium.
Section 3.08    Condemnation.
(a)    Borrower’s Obligations. Borrower will promptly notify Lender of any threatened or instituted proceedings for the condemnation or taking by eminent domain of the Property, including any change in any street (whether as to grade, access, or otherwise) (a “Taking”). Borrower shall, at its expense, (i) diligently prosecute these proceedings, (ii) deliver to Lender copies of all papers served in connection therewith, and (iii) consult and cooperate with Lender in the handling of these proceedings. No settlement of these proceedings shall be made by Borrower without Lender’s prior written consent. Lender may participate in these proceedings (but shall not be obligated to do so), and Borrower will sign and deliver all instruments requested by Lender to permit this participation.
(b)    Lender’s Rights to Proceeds. All condemnation awards, judgments, decrees, or proceeds of sale in lieu of condemnation (the “Award”) are assigned, and shall be paid, to Lender. Borrower authorizes Lender to collect and receive them, to give receipts for them, to accept them in the amount received without question or appeal, and/or to appeal any judgment, decree, or award. Borrower will sign and deliver all instruments requested by Lender to permit these actions.
(c)    Application of Award. Lender may apply any Award in any order it determines (i) to reimburse Lender for all Costs related to collection of the Award and (ii) subject to Section 3.08(d) and at Lender’s option, to (A) payment (without any Prepayment Premium) of all or part of the Obligations, whether or not then due and payable, in the order determined by Lender (provided that if any Obligations remain outstanding after this payment, then the unpaid Obligations shall continue in full force and effect and Borrower shall not be excused in the payment thereof), (B) the cure of any default under the Documents, or (C) the Restoration. If Borrower receives any Award, then Borrower shall promptly deliver such Award to Lender.
(d)    Application of Award to Restoration. Lender shall permit the application of the Award to Restoration if: (i) no more than (A) twenty percent (20%) of the gross area of the Improvements or (B) ten percent (10%) of the parking spaces is affected by the Taking; (ii) the amount of the loss does not exceed twenty percent (20%) of the original amount of the Note; (iii) the Taking does not impair access to the Property from any public right-of-way in any material respect; (iv) there is no Event of Default at the time of the Taking or the application of the Award; (v) after Restoration, the Property and its use will be in compliance with all Laws; (vi) in Lender’s reasonable judgment, Restoration is practical and can be completed within one (1) year after the Taking (or such longer period of time after the Taking occurs, not to exceed eighteen (18) months after the Taking occurs, equal to the period of coverage under Borrower’s loss of rental income insurance) and at least six (6) months prior to the maturity of the Note; (vii) the Tenants listed in Exhibit D (the “Major Tenants”) agree in writing to continue their Leases without abatement of rent; (viii) Borrower shall have entered into a general construction contract acceptable in all respects to Lender for Restoration, which contract must include provision for retainage of not less than ten percent (10%) until final completion of the Restoration; and (ix) in Lender’s reasonable judgment, after Restoration has been completed the net cash flow of the Property will be sufficient to cover all costs and operating expenses of the Property, including payments due and reserves required under the Documents. Any portion of the Award that is in excess of the cost of any Restoration permitted above, may, at Lender’s option, be applied against the Obligations or paid to Borrower. If the Award is disbursed to Borrower under the provisions of this Section 3.08(d), then such Award shall be disbursed to Borrower in accordance with the terms and conditions of Section 3.07(d).
(e)    Effect on the Obligations. Notwithstanding any Taking, Borrower shall continue to pay and perform the Obligations as provided in the Documents. Any reduction in the Obligations due to application of the Award shall take effect only upon Lender’s actual receipt and application of the Award to the Obligations. If the Property shall have been foreclosed, sold pursuant to any power of sale granted pursuant to the Documents, or transferred by deed-in-lieu of foreclosure prior to Lender’s actual receipt of the Award, then Lender may apply the Award received to the extent of any deficiency upon such sale and Costs incurred by Lender in connection with such sale.
Section 3.09    Liens and Liabilities. Borrower shall pay when due, and in all events prior to the date any lien is filed in connection therewith, all claims and demands of mechanics, materialmen, laborers and others for any work performed or materials delivered for the Property or the Improvements (collectively, “Property Payables”); provided, however, that Borrower shall have the right to contest in good faith any such Property Payables, so long as it does so diligently, by appropriate proceedings and without prejudice to Lender and provided that neither the Property nor any interest therein would be in any danger of sale, loss or forfeiture as a result of such proceeding or contest. In the event that Borrower shall contest any such Property Payables, Borrower shall promptly notify Lender of such contest and thereafter shall, upon Lender’s request, promptly provide a bond, cash deposit or other security satisfactory to Lender to protect Lender’s interest and security should the contest be unsuccessful. If Borrower shall fail to immediately discharge or provide security against any such Property Payables as aforesaid, then Lender may do so after reasonable notice (not less than five (5) Business Days) to Borrower of its intention to do so (except that shorter notice shall be permitted or no prior notice shall be required if Lender determines in its sole discretion [exercised in good faith] that immediate action is necessary for the protection or preservation of the Property or for protection of Lender’s security interest in the Property or interest under the Documents), and any and all expenses incurred by

Lender, together with interest thereon at the Default Rate from the date incurred by Lender until actually paid by Borrower, shall be immediately paid by Borrower on demand and shall be secured by the Instrument and by all other Documents securing all or any part of the Obligations. Borrower shall, at its sole expense, do everything necessary to preserve the lien and security interest created by the Instrument and the other Documents and their priority. Nothing in the Documents shall be deemed or construed as constituting the consent or request by Lender, express or implied, to any contractor, subcontractor, laborer, mechanic or materialman for the performance of any labor or the furnishing of any material for any improvement, construction, alteration, or repair of the Property. Borrower further agrees that Lender does not stand in any fiduciary relationship to Borrower. Any contributions made, directly or indirectly, to Borrower by or on behalf of any of its partners, members, principals or any party related to such parties shall be treated as equity and shall be subordinate and inferior to the rights of Lender under the Documents.
Section 3.10    Tax and Insurance Deposits; Other Deposits
(a)    At Lender’s option following an Event of Default, Borrower shall make monthly deposits (the “Deposits”) with Lender equal to one-twelfth (1/12th) of the annual Assessments (except for income taxes, franchise taxes, ground rents, maintenance charges and utility charges) and the premiums for insurance required under Section 3.06 (the “Insurance Premiums”) together with amounts sufficient to pay these items thirty (30) days before they are due (collectively, the “Impositions”). Lender shall estimate the amount of the Deposits until ascertainable. Borrower shall deposit any deficiency within ten (10) days after Lender notifies Borrower of the final amount of the required Deposits (or such earlier date specified by Lender if necessary to cause the Impositions to be paid by any applicable due date). Borrower shall promptly notify Lender of any changes to the amounts, schedules and instructions for payment of the Impositions. Borrower authorizes Lender or its agent to obtain the bills for Assessments directly from the appropriate tax or governmental authority. All Deposits are pledged to Lender and shall constitute additional security for the Obligations. If (A) there is no Event of Default at the time of payment, (B) Borrower has delivered bills or invoices to Lender for the Impositions in sufficient time to pay them when due, and (C) the Deposits are sufficient to pay the Impositions or Borrower has deposited the necessary additional amount, then Lender shall pay the Impositions prior to their due date. Any Deposits remaining after payment of the Impositions shall, at Lender’s option, be credited against the Deposits required for the following year or paid to Borrower. If an Event of Default occurs, then the Deposits may, at Lender’s option, be applied to the Obligations in any order of priority. Any application to principal shall be deemed a voluntary prepayment subject to the Prepayment Premium. Borrower shall not claim any credit against the principal and interest due under the Note for the Deposits. Subject to Article V, a transfer of title to the Land shall automatically transfer to the new owner the beneficial interest in the Deposits. Upon full payment and satisfaction of the Obligations or, at Lender’s option, at any prior time, the balance of the Deposits in Lender’s possession shall be paid over to the record owner of the Land, and no other party shall have any right or claim to the Deposits. Lender may transfer all its duties under this Section 3.10 to such servicer or financial institution as Lender may periodically designate, and Borrower thereupon agrees to make the Deposits to such servicer or institution.
(b)    Any insurance proceeds, Awards, Deposits or similar funds paid to, and to be held by, Lender (or such servicer or financial institution as Lender may periodically designate) in connection with the Loan shall be held without payment of interest to Borrower (except to the extent required under Laws) and may be commingled with other funds of Lender (or such servicer or financial institution as Lender may periodically designate) but, in such case, shall be separately accounted for within such commingled account. Notwithstanding anything in this Agreement or at law or in equity to the contrary, any such insurance proceeds, Awards, Deposits or similar funds held by Lender (or such servicer or financial institution as Lender may periodically designate) shall not be deemed to be trust funds, and Lender may dispose of such monies in the manner provided in this Agreement.

Section 3.11    ERISA.
(a)    Borrower understands and acknowledges that, as of the date hereof, the source of funds from which Lender is extending the Loan will include one or more of the following accounts: (i) an “insurance company general account,” as that term is defined in Prohibited Transaction Class Exemption (“PTE”) 95-60 (60 Fed. Reg. 35925 (Jul. 12, 1995)), as to which Lender meets the conditions for relief in Sections I and IV of PTE 95-60; (ii) pooled and single client insurance company separate accounts, which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (iii) one or more insurance company separate accounts maintained solely in connection with fixed contractual obligations of the insurance company, under which the amounts payable or credited to the plan are not affected in any manner by the investment performance of the separate account; and (iv) accounts of one or more entities, the assets of which do not constitute “plan assets” of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA.
(b)    Borrower represents and warrants to Lender that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not a “party in interest”, as defined in Section 3(14) of ERISA, other than as a service provider or an affiliate of a service provider, to any employee benefit plan that has invested in a separate account described in Section 3.11(a)(ii) above, from which funds have been derived to make the Loan, or, if so, the execution of the Documents and making of the Loan thereunder do not constitute nonexempt prohibited transactions under ERISA; (iii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans, or, if subject to such statutes, is not in violation thereof in the execution of the Documents and the making of the Loan thereunder; (iv) the assets of Borrower do not constitute “plan assets” of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101; and (v) one or more of the following circumstances is true: (A) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); (B) less than twenty-five percent (25%) of all equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (C) Borrower qualifies as an “operating company,” a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or (e), respectively.
(c)    Borrower shall deliver to Lender such certifications and/or other evidence periodically requested by Lender, in its reasonable discretion, to verify the representations and warranties in Section 3.11(b) above. Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause the Documents or any exercise of Lender’s rights under the Documents to (i) constitute a non-exempt prohibited transaction under ERISA or (ii) violate ERISA or any state statute regulating governmental plans (collectively, a “Violation”), shall be an Event of Default. Notwithstanding anything in the Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in Borrower or the Property (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would, in Lender’s opinion, negate Borrower’s representations in this Section 3.11 or cause a Violation. At least fifteen (15) days before consummating any of the foregoing, Borrower shall obtain from the transferee or lienholder a certification to Lender that the representations and warranties of this Section 3.11 remain true and the covenants of this Section 3.11 will remain in effect following such sale, assignment or transfer.
Section 3.12    Environmental Representations, Warranties, and Covenants.
(a)    Environmental Representations and Warranties. Borrower represents and warrants, to Borrower’s knowledge and additionally based upon the environmental site assessment report of the Property

(the “Environmental Report”), that except as fully disclosed in the Environmental Report delivered to and approved by Lender: (i) there are no Hazardous Materials (defined below) or underground storage tanks affecting the Property (“affecting the Property” shall mean “in, on, under, stored, used or migrating to or from the Property”) except for (A) routine office, cleaning, janitorial and other materials and supplies necessary to operate the Property for its current use and (B) Hazardous Materials that are (1) in compliance with Environmental Laws (defined below), (2) have all required permits, and (3) are in only the amounts necessary to operate the Property; (ii) there are no present or, to Borrower’s knowledge, past or threatened Releases (defined below) of Hazardous Materials in violation of any Environmental Law affecting the Property; (iii) there is no present or, to Borrower’s knowledge, past non-compliance with Environmental Laws or with permits issued pursuant thereto; (iv) Borrower does not know of, and has not received, any written notice or communication from any person relating to Hazardous Materials affecting the Property; and (v) Borrower has provided to Lender, in writing, all information relating to material environmental conditions affecting the Property known to Borrower or contained in Borrower’s files. “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that apply to Borrower or the Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; Microbial Matter, infectious substances, asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling under Environmental Law; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” within the meaning of any Environmental Law. “Release” of any Hazardous Materials includes any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, pumping, pouring, escaping, dumping, disposing or other movement of Hazardous Materials. “Microbial Matter” shall mean the presence of fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew and viruses, whether or not such Microbial Matter is living.
(b)    Environmental Covenants. Borrower covenants and agrees that: (i) all use and operation of the Property shall be in compliance with all Environmental Laws and required permits; (ii) there shall be no Releases of Hazardous Materials affecting the Property in violation of Environmental Laws; (iii) there shall be no Hazardous Materials affecting the Property except (A) routine office, cleaning and janitorial and other materials and supplies commonly used in connection with the lawful occupancy of the Property in compliance with the Leases and the uses permitted thereunder, (B) in compliance with all Environmental Laws, (C) in compliance with all required permits, and (D) (1) in only the amounts necessary to operate the Property or (2) as shall have been fully disclosed to and approved by Lender in writing; (iv) Borrower shall keep the Property free and clear of all liens and encumbrances imposed by any Environmental Laws due to any act or omission by Borrower or any person (the “Environmental Liens”); (v) Borrower shall, at its sole expense, fully and expeditiously cooperate in all activities performed under Section 3.12(c) including providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole expense, (A) perform any environmental site assessment or other investigation of environmental conditions at the Property upon Lender’s request based on Lender’s reasonable belief that the Property is not in compliance with all Environmental Laws, (B) share with Lender the results and reports, and Lender and the Indemnified Parties (defined below) shall be entitled to rely on such results and reports, and (C) complete any remediation of Hazardous Materials affecting the Property or other actions required by any Environmental Laws; (vii) Borrower shall not violate any Environmental Law, and Borrower shall use commercially reasonable efforts to prohibit and prevent any Tenant or other user of the Property from violating any Environmental Law with respect to the Property or Hazardous Materials affecting the Property; (viii) Borrower shall immediately notify Lender in writing after it becomes aware of (A) the presence, Release, or threatened Release of Hazardous Materials affecting the Property, (B) any non-compliance of the Property with any Environmental Laws, (C) any actual or potential Environmental Lien, (D) any required or proposed remediation of environmental conditions relating to the Property, or (E) any written communication or notice from any governmental or quasi-governmental authority, Tenant or adjoining owner or user relating to Hazardous Materials, or any written communication relating to or alleging any violation or potential violation of Environmental Law with respect to Hazardous Materials, in each case, affecting the Property, and (ix) if an Asbestos Operation and Maintenance Plan and any other Operation and Maintenance Plan (collectively, the “O&M Plan”) is in effect with respect to the Property (or required by Lender to be implemented) at the time of the closing of the Loan, then Borrower shall, at its sole expense, implement and continue the O&M Plan (with any modifications required to comply with applicable Laws), until payment and full satisfaction of the Obligations.
(c)    Lender’s Rights. Lender and any person designated by Lender may enter the Property to assess the environmental condition of the Property and its use, including (i) conducting any environmental assessment or audit (the scope of which shall be reasonably determined by Lender), for which Borrower shall bear the expense for one (1) environmental assessment or audit per calendar year absent an Event of Default, and (ii) taking samples of soil, groundwater or other water, air, or building materials, and conducting other reasonable invasive testing if such action is recommended by such environmental assessment or audit, provided that such testing is done during reasonable times when (A) an Event of Default has occurred under the Documents, (B) Lender reasonably believes that a Release has occurred or the Property is not in compliance with all Environmental Laws, or (C) the Loan is being considered for sale (any out-of-pocket expenses incurred in connection with the entry under clause (C) only shall be at Lender’s expense unless an Event of Default under the Documents has occurred). Borrower shall cooperate with and provide access to Lender and such person.
Section 3.13    Electronic Payments. Unless directed otherwise in writing by Lender, all regularly scheduled payments due under the Documents shall be made by electronic funds transfer debit entries to Borrower’s account at an Automated Clearing House member bank satisfactory to Lender or by similar electronic transfer process selected by Lender. Each regularly scheduled payment due under the Documents shall be initiated by Lender through the Automated Clearing House network (or similar electronic process) for settlement on the Due Date for the payment. Borrower shall, at Borrower’s sole cost and expense, direct its bank in writing to permit such electronic fund transfer debit entries (or similar electronic transfer) to be made by Lender. Prior to each payment Due Date under the Documents, Borrower shall deposit and/or maintain sufficient funds in Borrower’s account to cover each debit entry. Any charges or costs, if any, by Borrower’s bank for the foregoing shall be paid by Borrower.
Section 3.14    Inspection. Subject to the rights of Tenants, Borrower shall allow Lender and any person designated by Lender to enter upon the Property and conduct tests or inspect the Property at all reasonable times, upon not less than forty-eight (48) hours’ prior notification to Borrower (except in an emergency or following an Event of Default, when no such prior notification shall be required), and any and all costs and expenses relating to such tests and inspections shall constitute Costs under Section 4.01 below; provided, however, that, prior to the occurrence of an Event of Default, Lender may not charge Borrower for more than one (1) property inspection per year unless required in connection with a servicing action requested by Borrower. Borrower shall assist Lender and such person in effecting said inspection, and Lender shall reasonably cooperate with Borrower to minimize any interference with the operation of the Property and the business thereon in connection with such inspections.
Section 3.15    Records, Reports, and Audits.
(a)    Records and Reports. Borrower shall maintain complete and accurate books and records with respect to all operations of, or transactions involving, the Property. Annually (or quarterly upon Lender’s request), Borrower shall furnish Lender a balance sheet and an income statement (reflecting debt service and capital expenditures) for the most current fiscal year (including a schedule of all related obligations and contingent liabilities) for (x) Borrower and (y) to the extent that Borrower has the right to receive such financial statements under the applicable Leases, the Major Tenants. Annually (or quarterly upon Lender’s request), Borrower shall furnish Lender (i) if the IBX Lease is no longer in full force and effect, is no longer a triple net Lease or no longer covers the entire Property, operating statements showing cash flow and capital expenditures for the Property including income and expenses (before and after debt service) and major capital improvements; (ii) [INTENTIONALLY OMITTED]; (iii) a certified rent roll (A) including the expiration of the terms of the Leases and identification and explanation of any Tenants in default, and (B) attaching a separate schedule listing security deposits held (if any); (iv) a budget showing projected income and expenses (before and after debt service) for the next twelve (12) month budget period; (v) any appraisals of the Property performed during the previous year; and (vi) upon Lender’s request following an Event of Default, (A) a schedule showing Borrower’s tax basis in the Property, (B) the distribution of economic interests in the Property, and (C) copies of any other loan documents affecting the Property.
(b)    Delivery of Reports. All of the reports, statements, and items required under this Section 3.15 shall be (i) certified as being true, correct, and accurate by an authorized person, partner, or officer of the delivering party or, at the deliverer’s option, audited by a Certified Public Accountant; (ii) reasonably satisfactory to Lender in form and substance; and (iii) delivered within (A) ninety (90) days after the end of Borrower’s fiscal year for annual reports and (B) forty-five (45) days after the end of each calendar quarter for quarterly reports. If any one report, statement, or item is not received by Lender on its due date and such failure continues for ten (10) days after written notice from Lender to Borrower, then a late fee of Three Hundred Fifty and No/100 Dollars ($350.00) per month shall be due and payable by Borrower. If any one report, statement, or item is not received after the expiration of (y) thirty (30) days after written notice from Lender (the “First Notice”) and (z) ten (10) days after delivery of a second written notice from Lender (the “Second Notice”), which Second Notice shall not be delivered before the date that is thirty (30) days after delivery of the First Notice, then Lender may immediately declare an Event of Default under the Documents. Borrower shall (i) provide Lender with such additional financial, management, or other information regarding Borrower, any general partner of Borrower, or the Property, as Lender may reasonably request and (ii) upon Lender’s request, deliver all items required by this Section 3.15 in an electronic format (i.e., on computer disks) or by electronic transmission acceptable to Lender.
(c)    Inspection of Records. Borrower shall allow Lender or any person designated by Lender to examine, audit, and make copies of all such books and records and all supporting data at the place where these items are located at reasonable times after reasonable advance notice; provided that no notice shall be required after the occurrence of any Event of Default under the Documents. Borrower shall assist Lender in effecting such examination. Upon five (5) days’ prior notice, Lender may inspect and make copies of Borrower’s or any general partner of Borrower’s income tax returns with respect to the Property for the purpose of verifying any items referenced in this Section 3.15.
Section 3.16    Borrower’s Certificates. Within ten (10) days after Lender’s request (which request shall not be made more frequently than twice in any twelve (12) month period, unless (x) an Event of Default has occurred, (y) the Loan is being considered for sale or (z) in connection with a request for a permitted transfer pursuant to Article V below), Borrower shall furnish a written certification to Lender and any Investors (defined below) as to (a) the amount of the Obligations outstanding; (b) the interest rate, terms of payment, and maturity date of the Note; (c) the date to which payments have been paid under the Note; (d) whether any offsets or defenses exist against the Obligations and a detailed description of any listed; (e) whether, to Borrower’s knowledge, all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications); (f) the date to which the Rents have been paid; (g) whether, to the best knowledge of Borrower, any defaults exist under the Leases and a detailed description of any listed; (h) the security deposit held by Borrower under each Lease and that such amount is the amount required under such Lease; (i) whether there are any defaults (or events which with the passage of time and/or giving of notice would constitute a default) under the Documents and a detailed description of any listed; (j) whether the Documents are in full force and effect; and (k) any other matters reasonably requested by Lender related to the Leases, the Obligations, the Property, or the Documents. For all non-residential properties and promptly upon Lender’s request (which request shall not be made more frequently than once in any twelve (12) month period, unless (x) an Event of Default has occurred, (y) the Loan is being considered for sale or (z) in connection with a request for a permitted transfer pursuant to Article V below), Borrower shall use commercially reasonable efforts to deliver a written certification to Lender and Investors from Tenants specified by Lender that: (a) their Leases are in full force and effect; (b) there are no defaults (or events which with the passage of time and/or notice would constitute a default) under their Leases and a detailed description of any listed; (c) none of the Rents have been paid more than one month in advance; (d) there are no offsets or defenses against the Rents and a detailed description of any listed; and (e) any other matters reasonably requested by Lender related to the Leases; provided, however, that Borrower shall not have to pay money to a Tenant to obtain such certification.
Section 3.17    Full Performance Required; Survival of Warranties. All representations and warranties of Borrower in the Loan application (except for (i) those specifically designated representations in the Loan application which relate solely to an earlier date or time, which representations shall be true and correct on and as of the specific date or time, (ii) those financial statements which are prepared as of an earlier date or time, and (iii) representations in the Loan application impacted by changes in factual circumstances of which Borrower made Lender aware prior to the date of this Agreement) or made in the Documents are made as of the date thereof and shall survive the execution and delivery of the Documents.
Section 3.18    Additional Security. No other security now existing or taken later to secure the Obligations shall be affected by the execution of the Documents and all additional security shall be held as cumulative. The taking of additional security, execution of partial releases, or extension of the time for the payment obligations of Borrower shall not diminish the effect and lien of the Documents and shall not affect the liability or obligations of any maker or guarantor. Neither the acceptance of the Documents nor their enforcement shall prejudice or affect Lender’s right to realize upon or enforce any other security now or later held by Lender. Lender may enforce the Documents or any other security in such order and manner as it may determine in its discretion.
Section 3.19    Further Acts. Borrower shall take all necessary actions to (i) keep valid and effective the lien and rights of Lender under the Documents and (ii) protect the lawful owner of the Documents. Promptly upon request by Lender, and at Borrower’s expense, Borrower shall execute additional instruments and take such actions as Lender reasonably believes are necessary or desirable to (a) maintain or grant Lender a first-priority, perfected lien on the Property, (b) grant to Lender to the fullest extent permitted by Laws, the right to foreclose on, or transfer title to, the Property non-judicially, (c) correct any error or omission in the Documents, and (d) effect the intent of the Documents, including filing/recording the Documents, additional mortgages, deeds of trust, deeds to secure debt, financing statements, and other instruments.

Section 3.20    Compliance with Anti-Terrorism Regulations.
(a)    Borrower hereby covenants and agrees that neither Borrower nor any guarantor, nor any persons or entities holding any legal or beneficial interest whatsoever in Borrower or any guarantor (whether directly or indirectly), will knowingly conduct business with or engage in any transaction with any person or entity named on any of the OFAC Lists or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists.
(b)    Borrower hereby covenants and agrees that it will comply at all times with the requirements of Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06; the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56; the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act, (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 and any similar laws or regulations currently in force or hereafter enacted (collectively, the “Anti-Terrorism Regulations”).
(c)    Borrower hereby covenants and agrees that if it becomes aware or receives any notice that Borrower, any guarantor or the Property, or any person or entity holding any legal or beneficial interest whatsoever (whether directly or indirectly) in Borrower, any guarantor or in the Property, is named on any of the OFAC Lists (such occurrence, an “OFAC Violation”), then Borrower will immediately (i) give notice to Lender of such OFAC Violation, and (ii) comply with all Laws applicable to such OFAC Violation (regardless of whether the party included on any of the OFAC Lists is located within the jurisdiction of the United States of America), including, without limitation, the Anti-Terrorism Regulations, and Borrower hereby authorizes and consents to Lender’s taking any and all steps Lender deems necessary to comply with all Laws applicable to any such OFAC Violation, including, without limitation, the requirements of the Anti-Terrorism Regulations (including the “freezing” and/or “blocking” of assets).
(d)    Upon Lender’s request from time to time during the term of the Loan (which request shall not be made more frequently than twice in any twelve (12) month period, unless (x) an Event of Default has occurred, (y) the Loan is being considered for sale or (z) in connection with a request for a permitted transfer pursuant to Article V below), Borrower agrees to deliver a certification confirming that the representations and warranties set forth in Section 2.09 above remain true and correct as of the date of such certificate and confirming Borrower’s and any guarantor’s compliance with this Section 3.20.
Section 3.21    Compliance with Property as Single Asset. Borrower hereby covenants and agrees that during the term of the Loan, (a) Borrower shall not own any assets in addition to the Property, (b) the Property shall remain as a single property or project, and (c) the Property shall generate substantially all of the gross income of Borrower and there shall be no substantial business being conducted by Borrower, either directly or indirectly, other than the business of operating the Property and the activities incidental thereto.
Section 3.22    Separateness Covenants/Covenants with Respect to Indebtedness, Operations and Fundamental Changes of Borrower. Borrower hereby represents and warrants as of the date hereof, and covenants until such time as the Obligations are paid in full, that Borrower:
(a)    shall not (i) liquidate or dissolve (or suffer any liquidation or dissolution), terminate, or otherwise dispose of, directly, indirectly or by operation of law, all or substantially all of its assets, except as otherwise expressly permitted under Article V below; (ii) reorganize or change its legal structure without Lender’s prior written consent, except as otherwise expressly permitted under the Documents; (iii) change its name, address, or the name under which Borrower conducts its business without promptly notifying Lender; (iv) enter into or consummate any merger, consolidation, sale, transfer, assignment, liquidation, or dissolution involving any or all of the assets of Borrower or any general partner or managing member of Borrower, except as otherwise expressly permitted under Article V below; or (v) enter into or consummate any transaction or acquisition, merger or consolidation or otherwise acquire by purchase or otherwise all or any portion of the business or assets of, or any stock or other evidence of beneficial ownership of, any person or entity;
(b)    has not incurred and shall not incur any secured or unsecured debt except for (i) customary and reasonable short term trade payables obtained and repaid in the ordinary course of Borrower’s business and (ii) the Subordinate Debt (defined below);
(c)    shall not amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation, by-laws, operating agreement, articles of organization, or other formation agreement or document, as applicable, or governing agreement or document, in any material term or manner, or in a manner which adversely affects Borrower’s existence as a single purpose entity or Borrower’s compliance with Sections 3.21 or 3.22 of this Agreement; nor shall any member, partner (whether limited or general) or shareholder of Borrower, as applicable, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation, by‑laws, operating agreement, articles of organization, or other formation agreement or document, as applicable, or governing agreement or document in a manner which adversely affects Borrower’s existence as a single purpose entity or Borrower’s compliance with Sections 3.21 or 3.22 of this Agreement;
(d)    shall allocate fairly and reasonably any rent, overhead and expenses for office space shared with any Affiliate (defined below). Additionally, Borrower shall use its own separate stationery and invoices;
(e)    shall maintain correct and complete financial statements, accounts, books and records and other entity documents separate and apart from those of any Affiliate of same or any other person or entity;
(f)    shall maintain its own separate bank accounts (except for the Central Account [defined below]), payroll and correct, complete and separate books of account;
(g)    shall file or cause to be filed its own separate tax returns, except to the extent that it is treated as “disregarded entity” for tax purposes and is not required to file tax returns under applicable Laws (in which case the ultimate beneficial “owner” of Borrower under such applicable tax purposes shall file, or cause to be filed, its own separate tax returns, and such information of Borrower which is required under applicable tax law to be reflected on the tax returns of its ultimate beneficial “owner” shall be included on, in or within such parent’s tax return;
(h)    shall hold itself out to the public (including any of its Affiliates’ creditors) under Borrower’s own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate of same;
(i)    shall observe all customary formalities regarding the existence of Borrower, including holding meetings and maintaining current and accurate minute books separate from those of any Affiliate of same;

(j)    except with respect to Borrower’s funds held in the Central Account, shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized officers (if any such officers are appointed by Borrower) and agents. No Affiliate of same shall be appointed or act as agent of Borrower, other than, if applicable, a property manager with respect to the Property;
(k)    shall make investments in the name of Borrower directly by Borrower or on its behalf by brokers engaged and paid by Borrower or its agents;
(l)    except as expressly required by Lender in connection with the Loan and in writing, shall not guarantee or otherwise agree to be liable for (whether conditionally or unconditionally), pledge or assume or hold itself out or permit itself to be held out as having guaranteed, pledged or assumed any liabilities or obligations of any partner (whether limited or general), member, shareholder or any Affiliate of Borrower, as applicable, or any other party, nor shall it make any loan, except as expressly permitted in the Documents;
(m)    has at all times been, is now and as of the date hereof intends to remain solvent;
(n)    shall separately identify, maintain and segregate its assets. Borrower’s assets shall at all times be held by or on behalf of Borrower and, if held on behalf of Borrower by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by Borrower. This restriction requires, among other things, that (i) except for Borrower’s funds in the Central Account, Borrower’s funds shall be deposited or invested in Borrower’s name, (ii) except for Borrower’s funds in the Central Account, Borrower’s funds shall not be commingled with the funds of any Affiliate of same or any other person or entity, (iii) except for Borrower’s funds in the Central Account, Borrower shall maintain all accounts in its own name (and, unless Borrower is a “disregarded entity” for United States tax purposes, with its own tax identification number), separate from those of any Affiliate of same or any other person or entity, and (iv) Borrower’s funds shall be used only for the business of Borrower. Notwithstanding the foregoing provisions of this Section 3.22(n), “Excess Cash Flow” (as defined in Section 4(c) of that certain Subordination and Intercreditor Agreement by and between Lender and Piedmont Operating Partnership, L.P. [“POP”] dated of even date herewith [the “Intercreditor”]) and “Borrower’s Allocated Amount” (as defined in Section 17(b) of the Intercreditor) of the “Shared Operating Expenses” (as defined in Section 17(b) of the Intercreditor) from the Property (Excess Cash Flow and Borrower’s Allocated Amount of Shared Operating Expenses are referred to collectively as “Certain Property Revenues”) may be transferred or deposited into a centralized bank account (the “Central Account”) maintained in the name of POP. POP is wholly owned, directly and indirectly, by Piedmont Office Realty Trust, Inc. (“PORT”), and PORT utilizes the Central Account to collect the Shared Operating Expenses and revenue generated from other real estate owned directly or indirectly by PORT and, subject to the requirements of this Section 3.22, use such revenues to pay portfolio-level expenses such as insurance premiums for blanket insurance policies and shared overhead costs. Certain Property Revenues may be deposited into the Central Account so long as (x) at all times Borrower’s Share (as defined below) of the funds in the Central Account can readily be individually identified for accounting purposes as assets of Borrower and (y) Certain Property Revenues deposited into the Central Account shall only be used or disbursed for purposes of disbursements or distributions made by or on behalf of Borrower or the Property, and not for any other purpose (“1901 Market Disbursements”). Without limiting the foregoing, Lender acknowledges that any Excess Cash Flow deposited into the Central Account prior to an Event of Default shall be deemed to be a distribution from Borrower to PORT. “Borrower’s Share” of the Central Account shall be the amount, determined from time to time from and after the date hereof, by which Certain Property Revenues that are deposited into the Central Account exceed the amount of all 1901 Market Disbursements paid from the Central Account. Borrower shall pay or cause to be paid its own liabilities and expenses of any kind only out of its own separate funds and assets, or out of the Central Account, but only to the extent of Borrower’s Share;

(o)    shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate of same or other person or entity;
(p)    shall not cause or permit its liabilities or expenses of any kind, including but not limited to salaries of its employees (if any), to be paid out of any Affiliate’s or other party’s funds or assets (other than Borrower's Share of the Central Account);
(q)    has at all times maintained adequate capital in light of its contemplated business operations, is currently adequately capitalized, and shall not, because of distributions made during the term of the Loan, become inadequately capitalized as of the date of any such distributions (where “adequately capitalized” means, as of the date of determination, that it has sufficient capital based upon what is reasonably foreseeable for a business of its size and character and in light of its contemplated business operations). Nothing in this Section 3.22(q) is intended to require that any direct or indirect member or partner or other owner, as the case may be, make any loans or capital contributions to Borrower to satisfy Borrower’s obligations hereunder;
(r)    [INTENTIONALLY OMITTED];
(s)    shall use commercially reasonable efforts to reflect Borrower’s ownership interest in all data and records (including computer records) used by Borrower or any Affiliate of Borrower in the collection and administration of any loan;
(t)    shall not invest any of Borrower’s funds in securities issued by, nor shall Borrower acquire the indebtedness or obligation of, any Affiliate of same;
(u)    shall maintain an arm’s length relationship with each of its Affiliates and may enter into contracts or transact business with its Affiliates only on commercially reasonable terms that are no less favorable to Borrower than is obtainable in the market from a person or entity that is not an Affiliate of same;
(v)    shall correct any misunderstanding that is known by Borrower regarding its name or separate identity;
(w)    shall not, without the prior written vote of one hundred percent (100%) of its partners, members, or shareholders, as applicable, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of Borrower’s property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due or declare or effectuate a moratorium on payments of its obligation; or take any action in furtherance of any such action;
(x)    [INTENTIONALLY OMITTED];
(y)    The limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the sole member of Borrower (“Member”) to cease to be the member of Borrower (other than (A) upon a transfer by Member of all of its limited liability company interest in Borrower and the prior or simultaneous admission of the transferee in accordance with the LLC Agreement, or (B) the resignation of Member and the prior or simultaneous admission of an additional member of Borrower in accordance with the terms of the LLC Agreement; provided, however, that exception (A) or (B) shall not be allowed without Lender’s prior written consent, which consent shall be granted or denied in Lender’s sole discretion, except to the extent such action is expressly permitted under Article V of this Agreement), then any person acting as springing member of Borrower shall, without any action of any other person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower as a special member (“Special Member”) and shall continue Borrower without dissolution and (ii) no Special Member may resign from Borrower or transfer its rights as Special Member unless a successor Special Member has been admitted to Borrower as Special Member in accordance with the LLC Agreement and the express prior written consent of Lender therefor has been obtained. The LLC Agreement shall further provide that (1) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member (such admission of a substitute Member must be consented to in writing by Lender, with such consent being in Lender’s sole discretion), (2) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (3) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (4) Special Member, in its capacity as Special Member, may not bind Borrower and (5) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower. In order to implement the admission to Borrower of Special Member, each person acting as a springing member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower as Special Member, each person acting as a springing member shall not be a member of Borrower;
(z)     If the Member of Borrower is now or in the future an individual, then upon the occurrence of any event that causes the Member to cease to be a member of Borrower (other than (A) upon a transfer by Member of all of its limited liability company interest in Borrower and the prior or simultaneous admission of the transferee in accordance with the LLC Agreement, or (B) the resignation of Member and the prior or simultaneous admission of an additional member of Borrower in accordance with the terms of the LLC Agreement; provided, however, that exception (A) or (B) shall not be allowed without Lender’s prior written consent, which consent shall be granted or denied in Lender’s sole discretion, except to the extent such action is expressly permitted under Article V of this Agreement), then to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (i) to continue Borrower and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws (defined below) shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any existing or future law (the “Creditors Rights Laws”) of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower; and
(aa)    Borrower shall be a Delaware limited liability company.
“Affiliate” for purposes of this Section 3.22 shall mean any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a specified person or entity. For purposes of this Agreement, the terms “control,” “controlled,” or

“controlling” with respect to a specified person or entity shall include, without limitation, (i) the ownership, control or power to vote twenty percent (20%) or more of (A) the outstanding shares of any class of voting securities or (B) beneficial interests, of any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities, (ii) the control in any manner over such person or entity or the election of more than one director or trustee (or persons exercising similar functions) of such person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity.
Section 3.23    Leasing Restrictions.
(a)    Borrower shall not (i) amend or modify any Lease with a Major Tenant (a “Major Lease”), (ii) extend or renew (except in accordance with mandatory actions by the landlord under the existing provisions of such Major Lease, if any) any Major Lease, (iii) terminate or accept the surrender of any Major Lease, (iv) enter into any new Major Lease of the Property, (v) consent to, or otherwise accept, an assignment of a Major Lease, which assignment would result in the Major Tenant’s being relieved from any liability under such Major Lease, or (vi) accept any (A) prepayment of rent more than one (1) month in advance, (B) termination fee, or (C) similar payment (except in accordance with unilateral rights on the part of the Major Tenant under the existing provisions of such Major Lease, if any, or mandatory actions by the landlord under the existing provisions of such Major Lease, if any).
(b)    With respect to any Lease that is not a Major Lease, Borrower may (i) enter into a new Lease (if such new Lease does not give the Tenant any rights, whether in the form of expansion rights, rights of first refusal to lease or purchase, or otherwise, relating to property which is not part of the Property and/or would require Borrower and/or Lender to possess or control any property other than the Property to honor such rights and/or would grant such Tenant any purchase rights with respect to any portion of the Property), (ii) terminate any such Lease, or (iii) amend any such Lease (if such amendment does not give the Tenant any rights, whether in the form of expansion rights, rights of first refusal to lease or purchase, or otherwise, relating to property which is not part of the Property and/or would require Borrower and/or Lender to possess or control any property other than the Property to honor such rights and/or would grant such Tenant any purchase rights with respect to any portion of the Property), provided that all decisions made and all actions taken by Borrower pursuant to clauses (i), (ii) and (iii) above (A) represent prudent business practices for the benefit of the Property, (B) are on market terms and rents (based on the type, quality and location of the Property), and (C) are bona fide, binding contracts, duly authorized and executed with third-party Tenants unrelated to Borrower or any of its affiliates. All free rent and similar concessions shall not be given at the end of the term of the Lease, there shall be no step down or other decrease in base rent payable over the term of the applicable Lease, there shall be no decrease in the expense stop or change in the base year, and there shall be no economic obligations on the landlord under a Lease beyond maintaining the Property. Any allowance for Tenant improvements shall only be given at the beginning of the term of the Lease, except for allowances for a mid-term refresh or refurbishment. Borrower shall give prompt written notice to Lender of all Leases entered into, terminated or amended by Borrower pursuant to the provisions of this Section 3.23(b), and if requested by Lender, copies of any such Leases, amendments or terminations.
(c)    No portion of the Property shall permit the use or storage of Hazardous Materials on any portion of the Property in excess of limits allowed by applicable Laws.
(d)    Lender shall respond to a request from Borrower for approval of new Leases, Lease amendments, Lease terminations or any other Lease action requiring Lender’s approval within ten (10) Business Days after receipt of the items specified below or Lender’s right to consent to or approve the request shall be deemed waived, if the request from Borrower complies with the following requirements (the “Special Notice Provisions”):

(i)	The request must be in writing, and copies of the request must be sent to Lender’s servicing department in accordance with the provisions Section 9.02 of this Agreement.

(ii)
The request must contain a blank sheet on the top of it with only the following language appearing in the middle of the sheet in at least as large font as is used in the remainder of Borrower’s request: LENDER MUST RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS AFTER THE DATE OF LENDER’S RECEIPT OF THIS NOTICE OR LENDER’S RIGHT TO CONSENT TO OR APPROVE THIS REQUEST SHALL BE DEEMED WAIVED.

(iii)
Each such request shall include: (A) a letter wherein Borrower states that it shall pay Lender’s standard servicing fee for such a request and Lender’s reasonable outside legal fees and disbursements, (B) a copy of the applicable Lease or Lease amendment and all documents referenced therein, all work letters, all lease guaranties, all documents evidencing any loan to the tenant, and any other documents that shall be necessary or appropriate for Lender to render a decision on Borrower’s request, including, upon the request of Lender, copies of all preliminary floor layouts, (C) a lease summary setting forth the basic terms of such Lease, (D) a marked copy of the Lease or Lease amendment highlighting all changes from the standard form lease for the Property (if applicable, if the lease is on the Borrower’s form), and (E) such financial information as is in Borrower’s possession regarding the tenant and any guarantor, including the following information if such information can be obtained using commercially reasonable efforts: two (2) years of historical operating statements (except that if and to the extent that such tenant has less than two (2) years of operations, such requirement shall be limited to the years of such operations) and the most recent balance sheet of the proposed Tenant and any guarantor of the proposed Lease or Lease amendment.

In the event that Borrower fails to comply with the Special Notice Provisions, (i) Lender shall not be required to respond within the specific period of time, (ii) Lender’s right to consent to or approve the request will not be deemed waived if Lender fails to respond within the specific period of time, and (iii) Lender shall not be deemed to have consented to or approved the request if Lender fails to respond with the specific period of time.
Section 3.24    Covenants Relating to Leases and Rents. Borrower shall not, except with the prior written consent of Lender in each instance, (a) sell, assign, pledge, mortgage or otherwise transfer or encumber (except hereby) any of the Leases, Rents or any right, title or interest of Borrower therein; (b) accept prepayments of any Rents for a period of more than one (1) month in advance of the due dates thereof; (c) in any manner intentionally or materially impair the benefits to Lender of the Assignment; (d) except as otherwise permitted in Section 3.23 above, waive, excuse, condone, discount, set off, compromise, or in any manner release or discharge any Tenant from any of its obligations under the Leases; (e) except as otherwise permitted hereby, enter into any settlement of any action or proceeding arising under, or in any manner connected with, the Leases or with the obligations of the landlord or the Tenants thereunder; (f) except as otherwise permitted in Section 3.23 above, modify, cancel or terminate any guaranties under any Lease; or

(g) lease any portion of the Property to a dry cleaner that uses dry cleaning solvents on the Property. Borrower shall, at its sole cost and expense, duly and timely keep, observe, perform, comply with and discharge all of the material obligations of the landlord under the Leases, or cause the foregoing to be done, and Borrower shall not take any actions that would, either presently or with the passage of time, cause a default by Borrower under any of the Leases. Borrower shall give Lender prompt notice of any Lease with a Major Tenant it enters into subsequent to the date hereof, together with a copy of such Lease. At Borrower’s expense, Borrower shall (i) deliver to Lender, within ten (10) days after sending such notice, copies of all notices of default Borrower has sent to any Major Tenant, (ii) enforce the Leases and the remedies available to Borrower upon any Tenant’s default in a commercially reasonable manner that constitutes a prudent business practice for the benefit of the Property, (iii) deliver to Lender copies of all complaints, initial papers and documentation served in connection with any such enforcement proceedings and, upon Lender’s request, copies of all further papers and documentation served, delivered or received in connection with such enforcement proceedings, and (iv) upon Lender’s request, consult with Lender, its agents and attorneys with respect to the conduct thereof. Borrower shall not enter into any settlement of any such proceeding (A) following any Event of Default, unless Lender has specifically waived such Event of Default in writing, or (B) involving more than, when taken in the aggregate with all other proceedings arising over the term of the Loan, (I) with respect to the IBX Lease, One Million and No/100 Dollars ($1,000,000.00) or (II) with respect to all Leases other than the IBX Lease, an amount equal to one and one-quarter percent (1.25%) of NOI (defined below) of the Property, in each case without Lender’s prior written consent.
Section 3.25    Tenant Recovery. Borrower covenants and agrees that it shall pay the amount of any Tenant Recovery (as defined below) to Lender to be disbursed by Lender for the payment of Lender approved out-of-pocket (a) tenant improvement costs and/or (b) market leasing commissions; provided, however, that any such amount held by Lender shall be released to Borrower upon written request at such time as one or more replacement Tenant or Tenants (x) has executed one or more bona-fide, binding Leases on market terms and conditions for the entire leased premises that was vacated in connection with such Lease termination, cancellation or expiration, (y) is in actual occupancy of the leased premises that was vacated in connection with such Lease termination, cancellation or expiration and (z) is paying non-discounted monthly rent under its Lease; provided further, however, that if an Event of Default occurs under the Documents, then Lender, at its option, shall have the right to apply all such remaining undisbursed amounts to the Obligations in such order as Lender shall determine. “Tenant Recovery” means, with respect to any Lease that provides more than five percent (5%) of the gross annual income from the Property during any twelve (12) month period during the term of the Loan, the amount of any Recovery (as defined in Section 8.01(i) herein) if such Recovery is greater than one (1) month’s base rent payable under the applicable Lease, which is received by, or, on behalf of, any of the Recourse Parties at any time during the term of the Loan.
Section 3.26    Tax Status of Borrower. Borrower shall not become a “foreign person,” “foreign partnership,” “foreign trust,” or “foreign estate” within the meaning of Sections 1445 and 7701 of the Revenue Code.  Either (a) Borrower shall not become a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Revenue Code, or (b) if Borrower is a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Revenue Code, then the entity closest to Borrower in Borrower’s chain of ownership that is not a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Revenue Code must not be a “foreign person” within the meaning of Sections 1445 and 7701 of the Revenue Code.
Section 3.27    Disclosure. Borrower shall disclose to Lender any material fact that could cause any representation or warranty made in this Agreement to be materially misleading.

Section 3.28    Illegal Activity. No portion of the Property will be purchased, improved, fixtured, equipped or furnished by Borrower with proceeds of any illegal activity, and Borrower shall not engage in, and shall make commercially reasonable efforts to prevent others from engaging in, illegal activities at or on the Property.

ARTICLE IV -	ADDITIONAL ADVANCES; EXPENSES; SUBROGATION
Section 4.01    Expenses and Advances. Borrower shall pay all Costs (defined below) (a) incurred by Borrower or Lender and reasonable fees charged by Lender in connection with the granting, closing, servicing (other than routine loan servicing performed in the ordinary course of business and for the performance of which Lender is not routinely reimbursed by other borrowers in the ordinary course of Lender’s business), and enforcement of the Loan and the Documents or (b) attributable to Borrower as owner of the Property. The term “Costs” shall mean any and all reasonable out-of-pocket fees, costs (including travel), expenses and disbursements incurred for appraisals, recordings, filings, registrations, brokerage, abstracts, title insurance (including premiums), title searches and examinations, surveys and similar data and assurances with respect to title, U.C.C. searches, escrows, attorneys, engineers, environmental engineers, environmental testing, and architects incurred in connection with (i) any default by Borrower under the Documents, (ii) servicing of the Loan (other than routine loan servicing performed in the ordinary course of business and for the performance of which Lender is not routinely reimbursed by other borrowers in the ordinary course of Lender’s business), including administrative or service fees assessed by Lender pursuant to a Borrower consent request, or (iii) the exercise, enforcement, compromise, defense, litigation, or settlement of any of Lender’s rights or remedies under the Documents or relating to the Loan or the Obligations. If Borrower fails to pay any amounts or perform any actions required under the Documents, then Lender may (but shall not be obligated to) advance sums to pay such amounts or perform such actions. Borrower grants Lender the right to enter upon and take possession of the Property to prevent or remedy any such failure and the right to take such actions in Borrower’s name. No such advance or performance shall be deemed to have cured a default by Borrower. All (a) sums advanced by or payable to Lender per this Section 4.01 or under applicable Laws, (b) except as expressly provided in the Documents, payments due under the Documents which are not paid in full when due, and (c) Costs, shall: (i) be deemed demand obligations, (ii) bear interest from the date of demand at the Default Rate, until paid if not paid on demand, (iii) be part of, together with such interest, the Obligations, and (iv) be secured by the Documents. Lender, upon making any such advance, shall also be subrogated to rights of the person receiving such advance.
Section 4.02    Subrogation. If any proceeds of the Note were used to extinguish, extend or renew any indebtedness on the Property, then, to the extent of the funds so used, (a) Lender shall be subrogated to all rights, claims, liens, titles and interests existing on the Property held by the holder of such indebtedness and (b) these rights, claims, liens, titles and interests are not waived but rather shall (i) continue in full force and effect in favor of Lender and (ii) are merged with the lien and security interest created by the Documents as cumulative security for the payment and performance of the Obligations.

ARTICLE V -	SALE, TRANSFER, OR ENCUMBRANCE OF THE PROPERTY
Section 5.01    Due-on-Sale or Encumbrance.
(o)    It shall be an Event of Default and, at the sole option of Lender, Lender may accelerate the Obligations, and the entire Obligations (including any Prepayment Premium) shall become immediately due and payable, if, without Lender’s prior written consent (which consent may be given or withheld for any or for no reason or given conditionally, in Lender’s sole discretion) any of the following shall occur:

(i)    Borrower shall sell, convey, assign, transfer, dispose of or be divested of its title to the Property, convey security title to the Property, or mortgage, encumber or cause to be encumbered the Property or any interest therein, in any manner or way, whether voluntary or involuntary; provided, however, Lender acknowledges that it hereby consents to the pledge of the ownership interests in Borrower that secures the Subordinate Loan (defined below);
(ii)    in the event of any merger, consolidation, sale, transfer, assignment, liquidation, or dissolution involving any or all of the assets of Borrower or any general partner or managing member of Borrower; or
(iii)    in the event of the assignment, transfer, pledge, voluntary or involuntary sale, or encumbrance (or any of the foregoing at one time or over any period of time) of:
(A)     (1) any ownership interests in Borrower, regardless of the type or form of entity of Borrower, (2) the voting stock or ownership interest of any corporation or limited liability company which is, respectively, general partner or managing member of Borrower or any corporation or limited liability company directly or indirectly owning ten percent (10%) or more of any such corporation or limited liability company, or (3) the ownership interests in any owner of ten percent (10%) or more of the beneficial interests of Borrower if Borrower is a trust; or
(B)    any general partnership, managing member or controlling interest in (1) Borrower, (2) an entity which is in Borrower’s chain of ownership and which is derivatively liable for the obligations of Borrower, or (3) any entity that has the right to participate directly or indirectly in the control of the management or operations of Borrower; or
(iv)    in the event of the conversion of any general partnership interest in Borrower to a limited partnership interest if Borrower is a partnership; or
(v)    in the event of any change, removal, or resignation of any general partner of Borrower if Borrower is a partnership; or
(vi)    in the event of any change, removal, addition or resignation of a managing member of Borrower (or if no managing member, any member) if Borrower is a limited liability company; or
(vii)    Borrower shall (A) obtain any secured or unsecured debt except for (1) customary and reasonable short-term trade payables obtained and repaid in the ordinary course of Borrower’s business or (2) the existing loan to Borrower (the “Subordinate Loan”) from Piedmont Operating Partnership, L.P. (“Affiliated Subordinate Lender”), an affiliate of Borrower that is controlled, directly or indirectly, by Piedmont Office Realty Trust, Inc., provided that (x) such Subordinate Loan shall not (I) exceed $88,000,000.00 in the aggregate, (II) have a maturity date (or any balloon payment due) before 2025, (III) have an interest rate (other than the applicable default rate) in excess of ten and one tenth percent (10.1%), or (IV) be assigned or assignable by Affiliated Subordinate Lender to any party other than an affiliate of Borrower that is controlled, directly or indirectly, by Piedmont Office Realty Trust, Inc., and (y) the Subordinate Loan shall be expressly subordinate to the lien of the Instrument and not secured by the Property or any other assets, holdings or property of Borrower, which subordination shall be pursuant to documentation acceptable to Lender and (I) shall provide that all payments under the Subordinate Loan shall be subordinate to the Loan, (II) shall contain an express assignment to Lender of all votes in a bankruptcy case involving any Borrower and/or the Property, which shall take the form of an assignment to Lender of the Subordinate

Loan and related bankruptcy claims in the event of any bankruptcy so that Lender shall have the exclusive right to vote such claim(s) involving the Loan and/or the Subordinate Loan in any bankruptcy case involving Borrower and/or the Property, provided that the lender(s) under the Subordinate Loan shall be entitled to receive regular payments thereunder unless and until an Event of Default occurs under the Documents, (III) shall provide that no person or entity other than an affiliate of Borrower that is controlled, directly or indirectly, by Piedmont Office Realty Trust, Inc. shall be permitted to be a lender under the Subordinate Loan to Borrower during the term of the Loan, (IV) no additional other loans shall be made after the date hereof, and (V) there shall be no modifications to the Subordinate Loan without Lender’s prior written consent, in Lender’s sole discretion, or (B) guarantee, or otherwise agree to be liable for (whether conditionally or unconditionally), any obligation of any person or entity.
The provisions set forth above shall not apply to transfers under any will or applicable law of descent.
(p)    Notwithstanding Section 5.01(a) above, the provisions of Section 5.01(a) shall not apply to the following transfers of direct or indirect ownership interests in Borrower:
(i)    transfers of up to forty-nine percent (49%) of the ownership interests in Borrower to any person or entity in the aggregate during the entire term of the Loan, as long as (A) no Event of Default exists at the time of any such transfer and (B) following any such transfer, (1) Piedmont Office Realty Trust, Inc. shall own at least fifty-one percent (51%) of the ownership interests in Borrower, (2) Piedmont Office Realty Trust, Inc. shall control Borrower and the day-to-day operations of the Property, and (3) within sixty (60) days following any such transfer, Borrower shall deliver to Lender (x) a statement showing the current ownership of Borrower, (y) a certification from Borrower that Borrower remains in compliance with the provisions of Sections 3.11 and 8.05 of this Agreement, and (z) a certification from Borrower that Borrower remains in compliance with the representations, warranties and covenants contained in Sections 2.09 and 3.20 of this Agreement. Without limiting the provisions of the preceding sentence, Borrower and the transferee of the ownership interests in Borrower being transferred shall be deemed to have made in favor of Lender, as of the date of the applicable transfer, the certifications described in clauses (y) and (z) of the preceding sentence as a result of the transfer of the applicable ownership interests in Borrower and the acceptance thereof. For purposes of this Section 5.01, “control” means, when used with respect to Borrower, the power to direct the management and policies of Borrower without requiring the consent of, or being subject to a veto by, any other person or entity (except for customary consent rights with respect to certain specified major decisions), directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise and such party may not be removed from such position by any other party absent negligence or willful misconduct;
(ii)    transfers of publicly traded interests in Piedmont Office Realty Trust, Inc. on a nationally recognized exchange in the ordinary course of business; or
(iii)    transfers as a result of the merger, consolidation or sale of all or substantially all of the assets of Piedmont Office Realty Trust, Inc., as long as (A) the surviving entity is a Qualified Transferee (as defined below), except that such surviving entity under this Section 5.01(b)(iii) only shall not be subject to Lender’s Individual and Related Borrower Limits (defined below) contained within the definition of Qualified Transferee (defined below) with respect to such transfer, and (B) within sixty (60) days following any such transfer, Borrower shall deliver to Lender (x) a statement showing the current ownership of the Borrower, (y) a certification from Borrower that Borrower remains in compliance with the provisions of Sections 3.11 and 8.05 of this Agreement, and (z) a certification from Borrower that Borrower remains in compliance with the representations, warranties and covenants contained in Sections 2.09 and 3.20 of this Agreement. Without limiting the provisions of the preceding sentence, Borrower and the transferee of the ownership interests in Borrower being transferred shall be deemed to have made in favor of Lender, as of the date of the applicable transfer, the certifications described in clauses (y) and (z) of the preceding sentence as a result of the transfer of the applicable ownership interests in Borrower and the acceptance thereof.
Section 5.02    One Time Transfer      Notwithstanding Section 5.01, commencing six (6) months subsequent to the date of this Agreement and so long as there is no default under the Documents (or event which with the passage of time or the giving of notice or both would be a default), Lender agrees, upon thirty (30) days’ prior written request, to consent to one transfer of the entire Property by the original Borrower (i.e., Piedmont 1901 Market LLC) if:
(f)    The proposed transferee of the Property shall be a special purpose entity acceptable to Lender that is owned and controlled by a Qualified Transferee that has not, within the preceding five (5) years, defaulted, beyond any applicable cure period, in any of its material obligations under any agreement with Lender or any affiliate of Lender (for purposes of this Section 5.02, “control” means, when used with respect to a proposed transferee, the power to direct the management and policies of the proposed transferee without requiring the consent of, or being subject to a veto by, any other person or entity [except for customary consent rights with respect to certain specified major decisions], directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise and such party may not be removed from such position by any other party absent negligence or willful misconduct);
(g)    Lender receives a non-refundable servicing fee (as specified by Lender) at the time of the request and an additional loan assumption fee equal to one percent (1%) of the outstanding Balance of the Loan at the time of the transfer, less the amount of the non-refundable servicing fee paid to Lender;
(h)    At Lender’s option, Lender’s title policy is endorsed to verify the first priority of the Documents at Borrower’s or transferee’s expense;
(i)    The transferee expressly assumes all obligations under the Documents and executes any documents reasonably required by Lender, and all of these documents are satisfactory in form and substance to Lender, and a guarantor, acceptable to Lender, executes a guaranty and indemnities (pursuant to documents satisfactory in form and substance to Lender) with respect to all of the obligations under Sections 3.11, 3.12, 8.01, 8.02, 8.05 and 8.06 of this Agreement and the Environmental Indemnity (defined below);
(j)    Lender reasonably approves the form and content of all transfer documents and the transferee’s organizational documents, and Lender is furnished with a certified copy of the recorded transfer documents;
(k)    The transferee complies with and delivers the ERISA certification and indemnification agreement described in Lender’s then-current Guidelines;
(l)    Borrower shall provide a copy of (i) the purchase and sale agreement (and all amendments thereto) for the Property at the time of the transfer request or within five (5) days after execution, (ii) all amendments to the purchase and sale agreement after delivery of said agreement to Lender, and (iii) a fully-executed closing statement upon closing of the transfer, the delivery of all of which may be made subject to the terms of a mutually acceptable confidentiality agreement to be entered into by Borrower and Lender with respect thereto in connection with such delivery;
(m)    The Debt Yield (defined below) is at least ten and a half percent (10.5%);

(n)    The transferee shall sign and deliver Lender’s current credit certification at the time of the request, which shall include a representation that the transferee and all persons or entities holding any legal or beneficial interest whatsoever in the transferee are not included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in any of the OFAC Lists; and
(o)    Borrower or the transferee pays all reasonable fees, costs, and expenses incurred by Lender in connection with the proposed transfer, including, without limitation, all out-of-pocket legal fees and disbursements), accounting, title insurance, documentary stamps taxes, intangible taxes, mortgage taxes, recording fees, and appraisal fees, whether or not the transfer is actually consummated.
As used in this Agreement, “Qualified Transferee” shall mean an entity satisfying all of the following conditions: (i) upon assumption of the Loan, the credit obligations of such entity and/or its parent, affiliates, and/or related entities do not exceed Lender’s individual or related borrower limits, as established by Lender from time to time in its sole discretion (“Lender’s Individual and Related Borrower Limits”) (it being agreed that Lender shall not adjust such Lender’s Individual and Related Borrower Limits downward in direct relation to any such proposed transfer with the intention of using that as a basis for precluding such transfer); (ii) such entity is not related to Lender or advised by Lender or any affiliate of Lender; and (iii) such entity is either (A) a pension fund or real estate investment trust that owns at least two million (2,000,000) square feet of office space assets (exclusive of the Property), has liquidity of not less than Twenty-Five Million Dollars ($25,000,000.00) (including uncalled capital commitments and availability under lines of credit) and a net worth of at least Five Hundred Million Dollars ($500,000,000.00), (B) a pension fund advisory firm with at least two million (2,000,000) square feet of office space assets (exclusive of the Property) in name or under management, having liquidity of not less than Twenty-Five Million Dollars ($25,000,000.00) (including uncalled capital commitments and availability under lines of credit) and a net worth of at least Five Hundred Million Dollars ($500,000,000.00), (C) an insurance company that owns at least two million (2,000,000) square feet of office space assets (exclusive of the Property), and has a net worth of at least One Billion Dollars ($1,000,000,000.00), or (D) any subsidiary of any of the foregoing that is at least fifty-one percent (51%) owned or controlled by an entity (or entities) satisfying the requirements of any of the foregoing clauses (A) through (C).

As used herein, the term “Debt Yield” shall mean the NOI (defined below) of the Property divided by the then-outstanding Balance of the Loan.

As used herein, the term “NOI” shall mean the gross annual income realized from operations of the Property for the applicable twelve (12) month period after subtracting all necessary and ordinary operating expenses (both fixed and variable) for that twelve (12) month period (assuming for expense purposes only that the Property is ninety-five percent (95%) leased and occupied if actual leasing is less than ninety-five percent (95%)), including, without limitation, utilities, administrative, cleaning, landscaping, security, repairs, and maintenance, ground rent payments, management fees, real estate and other taxes (on a fully-assessed basis after transfer of the Property), assessments and insurance, but excluding deduction for federal, state and other income taxes, debt service expense, depreciation or amortization expenses, and other similar non-cash items. Gross income shall be based on the cash actually received for the preceding twelve months and projected income based on Leases in place for the next succeeding twelve (12) months, and ordinary operating expenses shall not be prepaid. Documentation of NOI and expenses shall be certified by an officer of Borrower with detail satisfactory to Lender and shall be subject to the approval of Lender. With respect to the foregoing, Lender acknowledges that the Rents received from IBX under the IBX Lease are net of many of the expenses referenced in the foregoing definition of NOI; accordingly, provided that the IBX Lease remains in full force and effect, remains a triple net Lease and covers the entire Property, Lender shall not subtract such operating expenses from the gross annual income realized from operations of the Property to obtain the NOI to the extent that IBX has previously paid such operating expenses for the applicable twelve (12) month period in accordance with the requirements of the IBX Lease and remains obligated to do so in the future.

ARTICLE VI -	DEFAULTS AND REMEDIES
Section 6.01    Events of Default. The following shall be an “Event of Default”:
(p)    if Borrower fails to make any scheduled payment required under the Documents when due and such failure continues for five (5) days after written notice; provided, however, that if Lender gives a notice of such a default, then Borrower shall have no further right to any notice of such a default during the following twelve (12) month period (unless the failure to make such scheduled payment was solely the result of (i) a delay due to the Automated Clearing House network [or the applicable electronic process] or (ii) Lender’s failure to initiate the debit entry to Borrower’s Account on the applicable Due Date in accordance with Section 3.13 above and, in either case, (1) Borrower met on the applicable Due Date and continues to meet all the requirements of Section 3.13 of this Agreement, and (2) the full amount of the applicable monthly principal and interest payment was maintained in Borrower’s Account during the entire day on the applicable Due Date [and such amount has remained in Borrower’s Account for a reasonable time following such Due Date to allow Lender to initiate the debit entry to Borrower’s Account], then, in those circumstances, (A) Borrower shall be entitled to the foregoing notice and cure period with respect to the applicable scheduled payment before such failure to make the scheduled payment becomes an Event of Default and (B) any such notice referenced in the preceding clause (A) shall not count as the single notice permitted during any twelve (12) month period as referenced in the first proviso in this Section 6.01(a)); provided, further, however, that Borrower shall have no right to any such notice upon the Maturity Date;
(q)    except for defaults listed in the other subsections of this Section 6.01, if Borrower fails to perform or comply with any other provision contained in the Documents that is capable of cure by the payment of money and the default is not cured within fifteen (15) days after Lender’s providing written notice thereof;
(r)    except for defaults listed in the other subsections of this Section 6.01, if Borrower fails to perform or comply with any other provision contained in the Documents and the default is not cured within thirty (30) days after Lender’s providing written notice thereof (the “Grace Period”); provided, however, that Lender may extend the Grace Period up to an additional ninety (90) days (for a total of one hundred twenty (120) days from the date of default) if (i) Borrower immediately commences and diligently pursues the cure of such default and delivers (within the Grace Period) to Lender a written request for more time and (ii) Lender determines in good faith that (A) such default cannot be cured within the Grace Period but can be cured within one hundred twenty (120) days after the default, (B) no lien or security interest created by the Documents will be impaired prior to completion of such cure, and (C) Lender’s immediate exercise of any remedies provided under the Documents or by law is not necessary for the protection or preservation of the Property or Lender’s security interest;
(s)    if any representation made (i) in connection with the Loan or the Obligations or (ii) in the Loan application or Documents shall be false or misleading in any material respect;
(t)    if any default under Article V occurs;

(u)    if Borrower shall (i) become insolvent, (ii) make a transfer in fraud of creditors, (iii) make an assignment for the benefit of its creditors, (iv) not be able to pay its debts as such debts become due, or (v) admit in writing its inability to pay its debts as they become due;
(v)    if any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding, or any other proceedings for the relief of debtors, is instituted by or against Borrower, and, if instituted against Borrower, is allowed, consented to, or not dismissed within the earlier to occur of (i) ninety (90) days after such institution or (ii) the filing of an order for relief;
(w)    if any of the events in Section 6.01(f) or Section 6.01(g) shall occur with respect to any (i) managing member of Borrower (if Borrower is a limited liability company), (ii) general partner of Borrower (if Borrower is a partnership), or (iii) guarantor of payment and/or performance of any of the Obligations;
(x)    if the Property shall be taken, attached, or sequestered on execution or other process of law in any action against Borrower;
(y)    if any default occurs under the Environmental Indemnity (defined below) and such default is not cured within the applicable time period set forth in Section 6.01(b) or Section 6.01(c) above;
(z)    if Borrower shall fail at any time to obtain, maintain, renew, or keep in force the insurance policies required by Section 3.06 within ten (10) days after written notice;
(aa)    if Borrower shall be in default under any other mortgage, deed of trust, deed to secure debt or security agreement covering any part of the Property, whether it be superior or junior in lien to the Instrument;
(bb)    if any claim of priority (except based upon a Permitted Encumbrance) to the Documents by title, lien, or otherwise shall be upheld by any court of competent jurisdiction or shall be consented to by Borrower;
(cc)    (i) the consummation by Borrower of any transaction which would cause (A) the Loan or any exercise of Lender’s rights under the Documents to constitute a non-exempt prohibited transaction under ERISA or (B) a violation of a state statute regulating governmental plans; (ii) the failure of any representation in Section 3.11 to be true and correct in all respects; or (iii) the failure of Borrower to provide Lender with the written certifications required by Section 3.11;
(dd)    (i) the consummation by Borrower of any transaction which would cause an OFAC Violation; (ii) the failure of any representation in Section 2.09 to be true and correct in all respects; or (iii) the failure of Borrower to comply with the provisions of Section 3.20, unless such default is cured within the lesser of (A) twenty (20) days after written notice of such default to Borrower or (B) the shortest cure period, if any, provided for under any Laws applicable to such matters (including, without limitation, the Anti-Terrorism Regulations);
(ee)    if Borrower shall not allow access to the Property in accordance with the provisions of Section 3.12(c) and/or Section 3.14, as applicable, within ten (10) days after written notice; or
(ff)    provided that the IBX Lease remains in full force and effect and free from any default thereunder beyond any applicable notice and cure periods thereunder, if (i) Borrower fails to perform or comply with the provisions set forth in Section 3.05(c) hereof and such default is not cured within (30) days after the expiration of any applicable notice and cure period provided to IBX under the IBX Lease, which

30-day period may be extended by Lender up to an additional sixty (60) days (for a total of ninety (90) days from the date of expiration of the notice and cure period provided to Independence Blue Cross under the IBX Lease) if (A) Borrower immediately commences and diligently pursues the cure of such default and delivers (within the original thirty (30) day period) a written request for more time, and (B) Lender determines in good faith that (1) such default cannot be cured within the original thirty (30) day period but can be cured within ninety (90) days after the date of expiration of the notice and cure period provided to Independence Blue Cross under the IBX Lease, (2) no lien or security interest created by the Documents will be impaired prior to completion of such cure, and (3) Lender’s immediate exercise of any remedies provided under the Documents or by law is not necessary for the protection or preservation of the Property or Lender’s security interest; or (ii) if any failure of the Property to comply with any applicable Laws (A) is due to any affirmative actions of Borrower or (B) results in any situation that Lender reasonably believes could have a material impact on the Property or Lender’s collateral or that results in an imminent danger to the Property or any individual.
Section 6.02    Remedies. If an Event of Default occurs, then Lender or any person designated by Lender may (but shall not be obligated to) take any action (separately, concurrently, cumulatively, and at any time and in any order) permitted under any Laws, without notice, demand, presentment, or protest (all of which are hereby waived), to protect and enforce Lender’s rights under the Documents or Laws including the actions set forth in Section 3.02 of the Instrument.
Section 6.03    Expenses. All Costs, expenses, allocated or accrued fees, or other amounts paid or incurred by Lender in the exercise of its rights under the Documents, together with interest thereon at the applicable interest rate specified in Article I, which shall be the Default Rate unless prohibited by Laws, shall be (a) part of the Obligations, (b) secured by the Documents, and (c) allowed and included as part of the Obligations in any foreclosure, decree for sale, power of sale, or other judgment or decree enforcing Lender’s rights under the Documents.

ARTICLE VII -	SECURITY AGREEMENT
Section 7.01    Security Agreement. This Agreement constitutes a “security agreement” within the meaning of the U.C.C. The Property includes real and personal property and all tangible and intangible rights and interest of Borrower in the Property. Borrower grants to Lender, as security for the Obligations, a security interest in all Personal Property to the fullest extent that the Personal Property may be subject to the U.C.C. Borrower authorizes Lender to file any financing or continuation statements and amendments thereto relating to the Personal Property without the signature of Borrower if permitted by Laws.

ARTICLE VIII -	LIMITATION ON PERSONAL LIABILITY AND INDEMNITIES
Section 8.01    Limited Recourse Liability. Except to the extent set forth in this Agreement , Borrower shall not have any personal liability for the Obligations. Notwithstanding the preceding sentence, Lender may bring a foreclosure action or other appropriate action to enforce the Documents or realize upon and protect the Property (including, without limitation, naming Borrower and any other necessary parties in the actions) and IN ADDITION BORROWER SHALL HAVE PERSONAL LIABILITY FOR:
(g)    any amounts that become due and payable prior to the acquisition of title to the Property by Lender or the appointment of a receiver for the Property and said receiver’s taking control of the Property, including taking control of all Rents, under any indemnities, guaranties, master leases or similar instruments furnished in connection with the Loan (including, without limitation, the provisions of Sections 8.04, 8.05, 8.06, 8.07 and 8.08 of this Agreement and the Environmental Indemnity);

(h)    the amount of any assessments and taxes with respect to the Property that become due and payable (and have not been paid by Borrower) prior to the earlier of the acquisition of title to the Property by Lender or the appointment of a receiver for the Property and said receiver’s taking control of the Property, including taking control of all Rents; provided, however, there shall be no liability under this Section 8.01(b) if sufficient sums shall have been delivered to Lender to be held under the Documents for the payment of such taxes and assessments and Lender failed to pay the same;
(i)    the amount of (i) any security deposits applied other than pursuant to the terms of the Documents, (ii) rents prepaid more than one (1) month in advance, or (iii) prepaid expenses of Tenants received by, or for the benefit of, Borrower, in each case, to the extent not turned over to either Lender, a receiver or a trustee, as applicable, upon the earliest to occur of (A) a foreclosure, sale (pursuant to power of sale), or conveyance in lieu thereof, or (B) appointment of a receiver or trustee for the Property;
(j)    the amount of any insurance proceeds or condemnation awards paid to, or for the benefit of, Borrower in connection with the Property that is neither turned over to Lender nor used in compliance with Sections 3.07 and 3.08 of this Agreement;
(k)    damages or losses suffered or incurred by Lender as a result of Borrower’s (i) entering into a new Lease in breach of the leasing restrictions set forth in Section 3.23 of this Agreement, (ii) entering into an amendment or termination of an existing Lease in breach of the leasing restrictions set forth in Section 3.23 of this Agreement, or (iii) accepting a termination, cancellation or surrender of an existing Lease (other than with respect to a Major Lease, which is addressed in Section 8.02(d) below) in breach of the leasing restrictions set forth in Section 3.23 of this Agreement;
(l)    damages suffered or incurred by Lender by reason of any intentional, physical waste of the Property that occurred prior to the earlier to occur of the acquisition of title to the Property by Lender of the appointment of a receiver for the Property and said receiver’s taking control of the Property, including taking control of all Rents;
(m)    the amount of any rents or other income from the Property received by Borrower after a payment default under the Documents or a non-payment default under the Documents for which Lender has provided notice to Borrower that are not otherwise applied to the indebtedness under the Documents or to the current (not deferred) operating expenses of the Property; PROVIDED, HOWEVER, THAT BORROWER SHALL HAVE PERSONAL LIABILITY for amounts paid as expenses to a person or entity related to or affiliated with Borrower except for (x) reasonable salaries for on-site employees, (y) a reasonable allocation of the salaries of off-site employees for accounting and management, and (z) out-of-pocket expenses of Borrower’s management company relating to the Property, but in no event shall such expenses include any profit or be greater than prevailing market rates for any such services;
(n)    [INTENTIONALLY OMITTED];
(o)    with respect to any Lease that provides more than five percent (5%) of the gross annual income from the Property during any twelve month period during the term of the Loan, the amount of (i) any security deposit cashed or applied by Borrower, any termination fee, cancellation fee or any other fee received by, or on behalf of, Borrower in connection with any lease termination, cancellation, surrender or expiration at any time during the term of the Loan, and (ii) any judgment, settlement or other recovery received by, or on behalf of, Borrower against or from any Tenant under, or any guarantor of, any Lease at any time during the term of the Loan (with any item described in clauses (i) or (ii) above being herein called a “Recovery”) if such Recovery is greater than one (1) month’s base rent payable under the applicable Lease and which is not paid to Lender (or an escrow agent selected by Lender) to be disbursed for the payment of Lender-

approved (A) tenant improvements and/or (B) market leasing commissions; provided, however, that, at such time as the entire space at the Property which had been leased by the applicable Tenant from whom the Recovery was received (the “Applicable Existing Tenant”) is occupied by a new third-party Tenant or Tenants under one or more bona fide Leases entered into in accordance with the terms and conditions of the Documents, Borrower shall have no further liability under this Section 8.01(i) for using any remaining amount of such Recovery received from the Applicable Existing Tenant for purposes other than those set forth in clauses (A) and (B) above;
(p)    the amount of (i) any security deposit cashed or applied by, or on behalf of, Borrower following an Event of Default under the Documents, (ii) any termination fee, cancellation fee or any other fee received by, or on behalf of, Borrower in connection with any lease termination, cancellation, surrender or expiration following an Event of Default under the Documents, and (iii) any judgment, settlement or other recovery received by, or on behalf of, Borrower against or from any Tenant under, or any guarantor of, any Lease following an Event of Default under the Documents, in each case, to the extent that the same is neither turned over to Lender nor utilized in accordance with Lender’s written instructions;
(q)    following an Event of Default under the Documents, all attorneys’ fees, including allocated costs of Lender’s staff attorneys, and other expenses incurred by Lender in enforcing the Documents if Borrower contests, delays, or otherwise hinders or opposes (including, without limitation, the filing of a bankruptcy by Borrower) any of Lender’s enforcement actions; provided, however, that (i) if in such action Borrower successfully proves that either Lender was not entitled to the relief requested or no Event of Default occurred under the Documents, Borrower shall not be required to reimburse Lender for such attorneys’ fees, allocated costs and other expenses, and (ii) Borrower shall not be liable for any such attorneys’ fees, allocated costs and other expenses first accruing following Lender’s acquisition of title to the Property pursuant to a completed foreclosure action provided that Borrower is not then asserting or pursuing, and does not thereafter assert or pursue, any claims or actions against Lender with respect to the Loan or the Property;
(r)    damages suffered or incurred by Lender as a result of Borrower’s failure to pay all Insurance Premiums (accrued and/or payable prior to the acquisition of title to the Property by Lender) and maintain all insurance required under the Documents, provided, however, there shall be no liability under this Section 8.01(l) if sufficient sums shall have been delivered to Lender to be held under the Documents for the payment of such Insurance Premiums and Lender failed to pay the same;
(s)    damages suffered or incurred by Lender as a result of Borrower’s breach or violation of Sections 2.10, 3.21 and/or 3.22 of this Agreement in the event of a substantive consolidation of Borrower with an affiliated entity; and
(t)    damages suffered or incurred by Lender as a result of Borrower’s entering into or granting any easements, rights of way, covenants, conditions, restrictions or other matters affecting title to the Property that benefit property other than the Property but that do not impact the value of the Property in any material and adverse manner.
Section 8.02    Full Recourse Liability. Notwithstanding the provisions of Section 8.01 of this Agreement, BORROWER SHALL HAVE PERSONAL LIABILITY for the Obligations if:
(e)    there shall be any breach or violation of Article V of this Agreement; provided, however, that none of the following shall result in liability under this Section 8.02(a): (i) Borrower’s failure to notify Lender of any transfer that otherwise would have been permitted under the terms of Article V of this Agreement had notice been given, (ii) the entering into, modifying, cancelling or terminating of Leases or licenses of space in the Property, including Major Lease (except as expressly set forth in Section 8.02(d)

below), whether or not in breach of the leasing restrictions set forth in Section 3.23 of this Agreement, (iii) the entering into or granting of any easements, rights of way, covenants, conditions, restrictions or other matters affecting title to the Property that do not impact the value of the Property in any material and adverse manner (except as expressly set forth in Section 8.01(n) above); (iv) any transfer made in connection with or resulting from a Taking so long as Borrower complies with the requirements of Section 3.08 of this Agreement relating to giving Lender prompt notice of any such threatened or instituted proceedings, diligently prosecuting such proceedings, obtaining approval from Lender of, and allowing Lender to participate in, such proceedings and any settlement negotiations with respect thereto, or (v) any transfer, including a foreclosure of the Property or a conveyance by deed-in-lieu of foreclosure, actually and solely resulting from the exercise of remedies by Lender following the occurrence or existence of an Event of Default; or
(f)    there shall be any fraud or material misrepresentation by Borrower in connection with the Property, the Documents or any other aspect of the Loan; or
(g)    the Property or any part thereof shall become an asset in (i) a voluntary bankruptcy or insolvency proceeding or (ii) an involuntary bankruptcy or insolvency proceeding which is not dismissed within ninety (90) days after filing; provided, however, that this Section 8.02(c) shall not apply if (A) an involuntary bankruptcy is filed by Lender or (B) the involuntary filing was initiated by a third-party creditor independent of any collusive action, participation or collusive communication by (1) Borrower, or (2) any partner, shareholder or member of Borrower or Borrower’s general partner or managing member; or
(h)    Borrower, in breach of the leasing restrictions set forth in Section 3.23 of this Agreement, (i) enters into a Major Lease, (ii) enters into a material amendment to a Major Lease (which shall be deemed to include any (1) reduction in base rent or Supplemental Minimum Rent [defined below] payable thereunder, (2) reduction in the term thereof, (3) extension of the term thereof for a period of more than one (1) year, (4) change which results in a material expansion of the landlord’s liabilities or obligations thereunder, (5) change which results in a material reduction of the Major Tenant’s liabilities or obligations thereunder, or (6) option in favor of Major Tenant which, if exercised, would have the effect of accomplishing any of the actions described in the immediately preceding clauses (1) through (5)), (iii) terminates (other than in accordance with the terms of such Major Lease) a Major Lease, (iv) consents to, or otherwise accepts, an assignment of a Major Lease, which assignment would result in the Major Tenant’s being relieved from any liability under such Major Lease, or (v) accepts the termination, cancellation or surrender of any Major Lease (other than in accordance with involuntary actions on the part of the landlord under the terms of such Major Lease) (for purposes hereof, “Supplemental Minimum Rent” shall mean those payments defined as “Supplemental Minimum Rent” required to be made by IBX under Section 4.7.2 of the IBX First Amendment with respect to elective tenant improvement costs funded by Borrower in the amount of at least $33,000,000); or
(i)    the Instrument or any of the other Documents is deemed by a court of competent jurisdiction to be a fraudulent conveyance or preference, whether such claims, demands or assertions are made under the Bankruptcy Code (as defined in the Instrument) (as amended or replaced from time to time), including, without limitation, under Sections 544, 547 or 548 thereof, or under any applicable state fraudulent conveyance statutes or similar laws.
Section 8.03    General Indemnity. Borrower agrees that while Lender has no liability to any person in tort or otherwise as lender and that Lender is not an owner or operator of the Property, Borrower shall, at its sole expense, protect, defend, release, indemnify and hold harmless (“indemnify”) the Indemnified Parties from any Losses (defined below) imposed on, incurred by, or asserted against the Indemnified Parties, directly or indirectly, arising out of or in connection with the Property, Loan, or Documents, including Losses;

provided, however, that the foregoing indemnities shall not apply to any Losses caused by the gross negligence or willful misconduct of the Indemnified Parties. The term “Losses” shall mean any claims, suits, liabilities (including strict liabilities), actions, proceedings, obligations, debts, damages, losses (including, without limitation, unrealized loss of value of the Property), Costs, expenses, fines, penalties, charges, fees, judgments, awards, and amounts paid in settlement of whatever kind including out-of-pocket attorneys’ fees and all other costs of defense. The term “Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Note, (c) any existing or prior servicer of the Loan, (d) the officers, directors, shareholders, partners, members, employees and trustees of any of the foregoing, and (e) the heirs, legal representatives, successors and assigns of each of the foregoing.
Section 8.04    Transaction Taxes Indemnity. Borrower shall, at its sole expense, indemnify the Indemnified Parties from all Losses imposed upon, incurred by, or asserted against the Indemnified Parties or the Documents relating to Transaction Taxes.
Section 8.05    ERISA Indemnity. Borrower shall, at its sole expense, indemnify the Indemnified Parties against all Losses imposed upon, incurred by, or asserted against the Indemnified Parties (a) as a result of a Violation, (b) in the investigation, defense, and settlement of a Violation, (c) as a result of a breach of the representations in Section 3.11 or default thereunder, (d) in correcting any prohibited transaction or the sale of a prohibited loan, and (e) in obtaining any individual prohibited transaction exemption under ERISA that Lender determines may be required.
Section 8.06    Environmental Indemnity. Borrower and other persons, if any, have executed and delivered the Environmental Indemnity Agreement dated as of the date hereof to Lender (the “Environmental Indemnity”).
Section 8.07    Duty to Defend, Costs and Expenses. Upon request, whether Borrower’s obligation to indemnify Lender arises under Article VIII or in the Documents, Borrower shall defend the Indemnified Parties (in Borrower’s or the Indemnified Parties’ names) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, the Indemnified Parties may, in their sole discretion, engage their own attorneys and professionals to defend or assist them and, at their option, their attorneys shall control the resolution of any claims or proceedings. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse and/or indemnify the Indemnified Parties for all Costs imposed on, incurred by, or asserted against the Indemnified Parties by reason of any items set forth in this Article VIII and/or the enforcement or preservation of the Indemnified Parties’ rights under the Documents. Any amount payable to the Indemnified Parties under this Section 8.07 shall (a) be deemed a demand obligation, (b) be part of the Obligations, (c) bear interest from the date of demand at the Default Rate, until paid if not paid on demand, and (d) be secured by the Documents.
Section 8.08    Recourse Obligation and Survival. Notwithstanding anything to the contrary in the Documents and in addition to the recourse obligations in Sections 8.01 and 8.02 above, the obligations of Borrower under Sections 8.04, 8.05, 8.06 and 8.07 shall be recourse obligations of Borrower, shall not be subject to any limitations on personal liability in the Documents, and shall survive (a) repayment of the Obligations, (b) any termination, satisfaction, transfer of title by power of sale, assignment or foreclosure of the Instrument, (c) the acceptance by Lender (or any nominee) of a deed in lieu of foreclosure, (d) a plan of reorganization filed under the Bankruptcy Code, or (e) the exercise by Lender of any rights in the Documents. Borrower’s obligations under this Article VIII shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal by any insurance carrier to perform any obligation under any applicable insurance policy.

ARTICLE IX -	ADDITIONAL PROVISIONS
Section 9.01    Usury Savings Clause. All agreements in the Documents are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid under the Documents for the use, forbearance, or detention of money exceed the highest lawful rate permitted by Laws. If, at the time of performance, fulfillment of any provision of the Documents shall involve transcending the limit of validity prescribed by Laws, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If Lender shall ever receive as interest an amount which would exceed the highest lawful rate, then the receipt of such excess shall be deemed a mistake and (a) shall be canceled automatically or (b) if paid, such excess shall be (i) credited against the principal amount of the Obligations to the extent permitted by Laws or (ii) rebated to Borrower if it cannot be so credited under Laws. Furthermore, all sums paid or agreed to be paid under the Documents for the use, forbearance, or detention of money shall to the extent permitted by Laws be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Obligations for so long as the Obligations are outstanding.
Section 9.02    Notices. Any notice, request, demand, consent, approval, direction, agreement, or other communication (any “notice”) required or permitted under the Documents shall be in writing and shall be validly given if sent by a nationally-recognized courier that obtains receipts, delivered personally by a courier that obtains receipts, or mailed by United States certified mail (with return receipt requested and postage prepaid) addressed to the applicable person as follows:

If to Borrower: PIEDMONT 1901 MARKET LLC c/o Piedmont Office Realty Trust, Inc. 11695 Johns Creek Parkway, Suite 350 Johns Creek, Georgia 30097 Attention: Chief Financial Officer	With a copy of notices sent to Borrower to: KING & SPALDING LLP 1180 Peachtree Street, NE Atlanta, Georgia 30309 Attention: Joshua M. Kamin, Esq.
If to Lender:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
c/o Prudential Asset Resources, Inc.
2100 Ross Avenue, Suite 2500
Dallas, Texas 75201
Attention: Asset Management Department
Reference Loan No. 706109865

With a copy of notices sent to Lender to:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
c/o Prudential Asset Resources, Inc.
2100 Ross Avenue, Suite 2500
Dallas, Texas 75201
Attention: Legal Department
Reference Loan No. 706109865

Each notice shall be effective upon being so sent, delivered, or mailed, but the time period for response or action shall run from the date of receipt as shown on the delivery receipt. Refusal to accept delivery or the inability to deliver because of a changed address for which no notice was given shall be deemed receipt. Any party may periodically change its address for notice and specify up to two (2) additional addresses for copies by giving the other party at least ten (10) days’ prior notice.
Section 9.03    Sole Discretion of Lender. Except as otherwise expressly stated, whenever Lender’s judgment, consent, or approval is required or Lender shall have an option or election under the Documents, such judgment, the decision as to whether or not to consent to or approve the same, or the exercise of such option or election shall be in the sole and absolute discretion of Lender.

Section 9.04    Applicable Law and Submission to Jurisdiction. The Documents shall be governed by and construed in accordance with the laws of the Property State and the applicable laws of the United States of America. Without limiting Lender’s right to bring any action or proceeding against Borrower or the Property relating to the Obligations (an “Action”) in the courts of other jurisdictions, Borrower irrevocably (a) submits to the jurisdiction of any state or federal court in the Property State, (b) agrees that any Action may be heard and determined in such court, and (c) waives, to the fullest extent permitted by Laws, the defense of an inconvenient forum to the maintenance of any Action in such jurisdiction.
Section 9.05    Construction of Provisions. The following rules of construction shall apply for all purposes of the Documents unless the context otherwise requires: (a) all references to numbered Articles or Sections or to lettered Exhibits are references to the Articles and Sections hereof and the Exhibits annexed to this Agreement and such Exhibits are incorporated into this Agreement as if fully set forth in the body of this Agreement; (b) all Article, Section, and Exhibit captions are used for convenience and reference only and in no way define, limit, or in any way affect this Agreement; (c) words of masculine, feminine, or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa; (d) no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Agreement; (e) all obligations of Borrower under the Documents shall be performed and satisfied by or on behalf of Borrower at Borrower’s sole expense; (f) the terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to”; (g) the terms “Property,” “Land,” “Improvements,” and “Personal Property” shall be construed as if followed by the phrase “or any part thereof”; (h) the term “Obligations” shall be construed as if followed by the phrase “or any other sums secured hereby, or any part thereof”; (i) the term “person” shall include natural persons, firms, partnerships, limited liability companies, trusts, corporations, governmental authorities or agencies, and any other public or private legal entities; (j) the term “provisions,” when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase “terms, covenants, agreements, requirements, and/or conditions”; (k) the term “lease” shall mean “tenancy, subtenancy, lease, sublease, or rental agreement,” the term “lessor” shall mean “landlord, sublandlord, lessor, and sublessor,” and the term “Tenants” or “lessee” shall mean “tenant, subtenant, lessee, and sublessee”; (l) the term “owned” shall mean “now owned or later acquired”; (m) the terms “any” and “all” shall mean “any or all”; and (n) the term “on demand” or “upon demand” shall mean “within five (5) business days after written notice”.
Section 9.06    Transfer of Loan.
(d)    Lender may, at any time, (i) sell, transfer or assign the Documents and any servicing rights with respect thereto or (ii) grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (collectively, the “Securities”). Lender may forward to any purchaser, transferee, assignee, servicer, participant, or investor in such Securities (collectively, “Investors”), to any Rating Agency (defined below) rating such Securities and to any prospective Investor, all documents and information which Lender now has or may later acquire relating to the Obligations, Borrower, any guarantor(s), any indemnitor(s), the Leases, and the Property, whether furnished by Borrower, any guarantor(s), any indemnitor(s) or otherwise, as Lender determines advisable. Borrower, any guarantor and any indemnitor agree to cooperate with Lender in connection with any transfer made or any Securities created pursuant to this Section 9.06 including the delivery of an estoppel certificate in accordance with Section 3.16 and such other documents as may be reasonably requested by Lender. Lender agrees to cause all third-party Investors and potential Investors to sign Lender’s standard confidentiality agreement with respect to all documents and information provided to such Investors relating to the Obligations, Borrower, any guarantor, any indemnitor(s), the Leases, and the Property, which shall include market and customary exceptions and qualifications, provided, however, that, following an Event of Default, Lender may provide such documents and information to any third-party Investors and potential Investors without being obligated to have a confidentiality agreement signed. Borrower shall also furnish consent of any borrower, any guarantor and any indemnitor in order to permit Lender to furnish such Investors or such prospective Investors or such Rating Agency with any and all information concerning the Property, the Leases, the financial condition of Borrower, any guarantor and any indemnitor, as may be reasonably requested by Lender, any Investor, any prospective Investor or any Rating Agency and which may be complied with without undue expense. “Rating Agency” shall mean any one or more credit rating agencies approved by Lender.
(e)    Borrower agrees that upon any assignment or transfer of the Documents by Lender to any third party, Borrower hereby waiving prior notice of any such transfer, Lender shall have no obligations or liabilities under the Documents, such third party shall be substituted as the lender under the Documents for all purposes, and, following Borrower’s receipt of written notice of such transfer, Borrower shall look solely to such third party for the performance of any obligations under the Documents or with respect to the Loan.
(f)    Upon an assignment or other transfer of the Documents, Lender may, at its discretion, pay over the Deposits in its possession and deliver all other collateral mortgaged, granted, pledged or assigned pursuant to the Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable law given to Lender with respect thereto, and Lender shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Lender shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred to Borrower or to the assignee or transferee of the Documents. If the Deposits are transferred or assigned to the assignee or transferee, then Borrower shall then look solely to such assignee or transferee with respect thereto. This provision shall apply to every transfer of the Deposits and any other collateral mortgaged, granted, pledged or assigned pursuant to the Documents, or any part thereof, to a new assignee or transferee. Subject to the provisions of Section 5.01, a transfer of title to the Land shall automatically transfer to the new owner the beneficial interest in the Deposits.
Section 9.07    Miscellaneous. If any provision of the Documents shall be held to be invalid, illegal, or unenforceable in any respect, this shall not affect any other provisions of the Documents and such provision shall be limited and construed as if it were not in the Documents. If title to the Property becomes vested in any person other than Borrower, then Lender may, without notice to Borrower, deal with such person regarding the Documents or the Obligations in the same manner as with Borrower without in any way vitiating or discharging Borrower’s liability under the Documents or being deemed to have consented to the vesting. If both the lessor’s and lessee’s interest under any Lease ever becomes vested in any one person, neither the Instrument nor the lien and security interest created by the Documents shall be destroyed or terminated by the application of the doctrine of merger, and Lender shall continue to have and enjoy all its rights and privileges as to each separate estate. Upon foreclosure (or transfer of title by power of sale) of the Instrument, none of the Leases shall be destroyed or terminated as a result of such foreclosure (or transfer of title by power of sale), by application of the doctrine of merger or as a matter of law, unless Lender takes all actions required by law to terminate the Leases as a result of foreclosure (or transfer of title by power of sale). All of Borrower’s covenants and agreements under the Documents shall run with the land and time is of the essence. Borrower appoints Lender as its attorney-in-fact, which appointment is irrevocable and shall be deemed to be coupled with an interest, with respect to the execution, acknowledgment, delivery, filing or recording for and in the name of Borrower of any of the documents listed in Sections 3.04, 3.19, 4.01, and 6.02. The Documents cannot be amended, terminated, or discharged except in a writing signed by the party against whom enforcement is sought. No waiver, release, or other forbearance by Lender will be effective unless it is in a writing signed by Lender and then only to the extent expressly stated. The provisions of the Documents shall be binding upon Borrower and its heirs, devisees, representatives, successors, and assigns including successors in interest to the Property and inure to the benefit of Lender and its heirs, successors, substitutes, and assigns. Where two or more persons have executed the Documents, the obligations of such persons shall be joint and several, except to the extent the context clearly indicates otherwise. The Documents may be executed in any number of counterparts with the same effect as if all parties had executed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Upon receipt of a commercially reasonable affidavit (which shall contain a customary indemnity of Borrower by Lender) of an officer of Lender as to the loss, theft, destruction or mutilation of any Document which is not of public record, and, in the case of any mutilation, upon surrender and cancellation of the Document, Borrower will issue, in lieu thereof, a replacement Document, dated the date of the lost, stolen, destroyed or mutilated Document containing the same provisions. Any reviews, inspections, reports, approvals or similar items conducted, made or produced by or on behalf of Lender with respect to Borrower, the Property or the Loan are for loan underwriting and servicing purposes only, and shall not constitute an acknowledgment, representation or warranty of the accuracy thereof, or an assumption of liability with respect to Borrower, Borrower’s contractors, architects, engineers, employees, agents or invitees, present or future tenants, occupants or owners of the Property, or any other party.
Section 9.08    Entire Agreement. Except as provided in Section 3.17, (a) the Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the Loan and supersede all prior written or oral understandings and agreements with respect to the Loan including the Loan application, Loan commitment, and any confidentiality agreements, and (b) Borrower is not relying on any representations or warranties of Lender except as expressly set forth in the Documents.
Section 9.09    WAIVER OF TRIAL BY JURY. EACH OF BORROWER AND LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE DOCUMENTS, OR ANY ALLEGED ACTS OR OMISSIONS OF LENDER OR BORROWER IN CONNECTION THEREWITH.
Section 9.10    Advertisement and Publicity. Borrower authorizes Lender and any entity controlling, controlled by or under common control with Lender (collectively, the “Lender Affiliates”) to disclose information concerning the Loan, Borrower and the Property subsequent to the date of this Agreement, for advertising purposes. Loan information that may be disclosed by the Lender Affiliates includes the amount, term, and interest rate of the Loan, Property description, Property images, year built, type and location of the Property and name of Borrower. For construction loans, Borrower authorizes the Lender Affiliates to post an advertisement on the construction site during the construction phase of the Loan. Further, Borrower agrees that Borrower shall not place or conduct any advertising involving Lender’s involvement with the Loan without Lender’s prior written approval, and Borrower shall have reasonable approval rights with respect to any such advertising by Lender or Lender Affiliates, provided that approval shall not be required for advertising which does not identify Borrower, the Property's name or the Property's street address. Without first obtaining the other party's written consent, neither Lender nor Borrower shall publicize the origination or closing of the Loan or the sources of funds for the Loan; provided, however, that the foregoing shall not restrict Borrower or any affiliates from making any disclosures required by the Securities and Exchange Commission or other regulatory bodies or other disclosures routinely made to investors in the ordinary course of business regarding Borrower, any affiliates of Borrower, or the Loan.

ARTICLE X -	ADDITIONAL SPECIAL PROVISIONS

Section 10.01    Cash Management. NOT APPLICABLE.
Section 10.02    Post-Closing Obligations. Attached hereto as Exhibit E is a description of certain items to be completed in connection with the Property. Borrower hereby covenants and agrees to complete such items within the time frames set forth in Exhibit E and to provide Lender with evidence reasonably satisfactory to Lender that such items have been completed promptly following completion of each such item.
Section 10.03    Reserve Funds. NOT APPLICABLE.
Section 10.04    Leases of Capital Goods. At no time shall Borrower have entered into (on an aggregate basis) leases for furnishings, fixtures, equipment or other capital goods without Lender’s prior written approval if the value of such capital goods and/or equipment, if purchased, would exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in value (the foregoing being collectively referred to as “Permitted Capital Leases”).
Section 10.05    Pennsylvania State-Specific Provisions.
(g)    Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Section 10.04 and any other terms of this Agreement, the terms and conditions of this Section 10.04 shall control and be binding.
(h)    Environmental Representations, Warranties and Covenants. Subsection 3.12(a) of this Agreement is hereby amended by inserting after the words “including, without limitation, the” and before the words “Comprehensive Environmental Response” the words “Pennsylvania Hazardous Sites Cleanup Act, the Pennsylvania Solid Waste Management Act,”.
(i)    Events of Default. Section 6.01 is hereby amended to (i) remove the word “or” after Section 6.01(p), (ii) delete the period at the end of Section 6.01(q) and replace with the word “; or”, and (iii) add the following as Section 6.01(r):
“(r)    the receipt by Lender of a written notice from Borrower or any other party that was sent with the intention of terminating, limiting or restricting the indebtedness secured by the Instrument, whether such notice is sent under the provisions of 42 Pa. C.S. §8143(b) or §8143(c).”
(j)    Miscellaneous State-Specific Provisions.
(i)    Borrower and all other parties liable hereunder or under the other Documents, whether as principal, endorser or otherwise, hereby severally waive presentment, demand for payment, protest and notice of dishonor and waive recourse to suretyship defenses generally, including extensions of time, release of security or other party liable hereunder or under the other Documents, and also agree to pay or indemnify Lender for and hold Lender harmless from all costs of collection, including reasonable attorneys’ fees incurred by Lender in connection with enforcement of any of Lender’s rights hereunder or under the Instrument or the other Documents including without limitation reasonable attorneys’ fees and costs incurred in connection with any bankruptcy filing by Borrower.
(ii)    Any forbearance by Lender or the holder of the Note in exercising any right or remedy hereunder or under any other Document, or otherwise afforded by applicable law, shall not be a waiver or preclude the exercise of any right or remedy by Lender or the holder of the Note. The acceptance by Lender or the holder of the Note of payment of any sum payable hereunder or under the Note after the due date of such payment shall not be a waiver of the right of Lender or the holder of the Note to require prompt payment when due of all other sums payable hereunder or under the Note or to declare a default for failure to make prompt payment.
(iii)    This Agreement and the other Documents shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania; provided, however, that nothing herein shall limit or impair any right Lender or the holder of the Note shall have under applicable laws of the United States of America, to the extent they supersede the laws of the Commonwealth of Pennsylvania, to charge interest on the sums evidenced by the Note and the other Documents at a rate which exceeds the maximum rate of interest permitted under the laws of the Commonwealth of Pennsylvania.
(iv)    If any term of this Agreement, or the applications hereof to any person or set of circumstances, shall to any extent be invalid, illegal, or unenforceable, the remainder of this Agreement, or the application of such provision or part thereof to persons or circumstances other than those as to which it is invalid, illegal, or unenforceable, shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent consistent with applicable law and this Agreement shall be interpreted and construed as though such invalid, illegal, or unenforceable term or provision (or any portion thereof) were not contained in this Agreement.
(v)    It is expressly agreed that time is of the essence with respect to this Agreement.
(vi)    BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR ATTORNEYS OR THE PROTHONOTARY OR CLERK OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA, OR ELSEWHERE, TO APPEAR FOR BORROWER IN ANY SUCH COURT IN ANY AND ALL APPROPRIATE ACTIONS THERE BROUGHT OR TO BE BROUGHT AGAINST BORROWER AT THE SUIT OF LENDER ON THE NOTE, AND THEREIN CONFESS JUDGMENT AGAINST BORROWER FOR ALL OR ANY PART OF THE SUMS DUE BY BORROWER THEREIN TOGETHER WITH COSTS OF SUIT AND WITH ACTUAL COLLECTION COSTS (INCLUDING AN ATTORNEY’S COMMISSION OF THE GREATER OF 10% OF SUCH PRINCIPAL AND INTEREST OR $5,000 ADDED AS REASONABLE ATTORNEYS’ FEES AND LENDER ACKNOWLEDGES THAT ATTORNEYS’ FEES ARE STATED TO BE TEN PERCENT (10%) SOLELY FOR PURPOSES OF FIXING A SUM CERTAIN FOR WHICH JUDGMENT CAN BE ENTERED BY CONFESSION AND LENDER AGREES THAT IN ENFORCING ANY SUCH JUDGMENT, LENDER SHALL NOT DEMAND SOLELY WITH RESPECT TO ATTORNEYS’ FEES INCURRED BY LENDER IN CONNECTION WITH SUCH INDEBTEDNESS, ANY AMOUNTS IN EXCESS OF THE ACTUAL AMOUNT OF REASONABLE ATTORNEYS’ FEES CHARGED OR BILLED TO LENDER IN CONNECTION THEREWITH), AND FOR SO DOING THE NOTE OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE A SUFFICIENT WARRANT. THE EXERCISE OF THIS CONFESSION OF JUDGMENT SHALL NOT BE DEEMED TO EXHAUST THE POWER, WHETHER OR NOT SUCH EXERCISE SHALL BE HELD BY ANY COURT TO BE INVALID, AVOIDABLE, OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED AND IT MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AND AS LENDER SHALL ELECT, UNTIL SUCH TIME AS LENDER SHALL HAVE RECEIVED PAYMENT IN FULL OF ALL SUMS DUE UNDER THE NOTE AND THE OTHER DOCUMENTS TOGETHER WITH INTEREST, COSTS AND FEES. THERE SHALL BE EXCLUDED FROM THE LIEN OF ANY JUDGMENT OBTAINED SOLELY PURSUANT TO A CONFESSION OF JUDGMENT AUTHORIZED BY THIS PARAGRAPH ALL IMPROVED REAL ESTATE THAT IS NOT ENCUMBERED BY THE INSTRUMENT AND THAT IS LOCATED IN ANY AREA

IDENTIFIED AS HAVING A SPECIAL FLOOD HAZARD UNDER REGULATIONS PROMULGATED UNDER THE FLOOD DISASTER PROTECTION ACT OF 1983, AS HERETOBEFORE OR HEREAFTER AMENDED, IF THE COMMUNITY IN WHICH SUCH AREA IS LOCATED IS PARTICIPATING IN THE NATIONAL FLOOD INSURANCE PROGRAM. ANY SUCH EXCLUSION SHALL NOT AFFECT ANY LIEN UPON PROPERTY NOT SO EXCLUDED. THIS WARRANT OF ATTORNEY SHALL BE EFFECTIVE ONLY AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT, AS DEFINED IN THIS AGREEMENT.
(vii)    BORROWER CONFIRMS TO LENDER THAT (1) THIS AGREEMENT AND THE FOREGOING WARRANT OF ATTORNEY HAVE BEEN NEGOTIATED AND AGREED UPON IN A COMMERCIAL CONTEXT; (2) BORROWER IS A BUSINESS ENTITY AND ITS PRINCIPALS ARE KNOWLEDGEABLE IN COMMERCIAL MATTERS; (3) BORROWER HAS CONSULTED WITH ITS OWN SEPARATE COUNSEL REGARDING THIS AGREEMENT; (4) BORROWER HAS AGREED TO THE AFORESAID WARRANT OF ATTORNEY TO CONFESS JUDGMENT; AND (5) BORROWER UNDERSTANDS IT IS WAIVING CERTAIN RIGHTS WHICH IT WOULD OTHERWISE POSSESS. JUDGMENT MAY BE ENTERED WITHOUT A HEARING OR NOTICE AND BORROWER KNOWINGLY HAS WAIVED NOTICE AND A HEARING PRIOR TO THE ENTRY OF A JUDGMENT BY CONFESSION.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day first set forth above.
BORROWER:
PIEDMONT 1901 MARKET LLC, a Delaware limited liability company

By:	Piedmont 1901 Market Business Trust, a Delaware statutory trust, its sole member

By:    [SEAL]

Name:

Title:

STATE OF GEORGIA                        )
                                )
COUNTY OF FULTON                    )

On this, the ______ day of June, 2015 , before me a Notary Public, personally appeared ____________________ who acknowledged himself/herself to be ____________________of Piedmont 1901 Market Business Trust, a Delaware statutory trust, the sole member of Piedmont 1901 Market LLC, a Delaware limited liability company, and that he/she as such, being authorized to do so, executed, the foregoing instrument for the purposes therein contained by signing the name of the trust by himself/herself as ____________________.

IN WITNESS WHEREOF, I have set my hand and Notarial seal.

Notary Public
[SEAL]
My Commission Expires: ____________________________________

[SIGNATURES CONTINUED ON FOLLOWING PAGE]
[SIGNATURES CONTINUED FROM PREVIOUS PAGE]
[SIGNATURE PAGE TO LOAN AGREEMENT]

LENDER:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:

Name:

Title: Vice President
[CORPORATE SEAL]

STATE OF GEORGIA     )
)
COUNTY OF FULTON     )
On this, the ______ day of June, 2015 , before me a Notary Public, personally appeared _________________________, who acknowledged himself to be a Vice President of The Prudential Insurance Company of America, a New Jersey corporation, and that he as such, being authorized to do so, executed, the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as Vice President.

IN WITNESS WHEREOF, I have set my hand and Notarial seal.

Notary Public
[SEAL]
My Commission Expires: ____________________________________

EXHIBIT A
LEGAL DESCRIPTION OF LAND

A-1

EXHIBIT B
DESCRIPTION OF PERSONAL PROPERTY SECURITY
All of Borrower’s right, title and interest in, to and under the following:
1.All machinery, apparatus, goods, equipment, materials, fittings, fixtures, chattels, and tangible personal property, and all appurtenances and additions thereto and betterments, renewals, substitutions, and replacements thereof, owned by Borrower, wherever situate, and now or hereafter located on, attached to, contained in, or used or usable in connection with the real property described in Exhibit A attached hereto and incorporated herein (the “Land”), and all improvements located thereon (the “Improvements”) or placed on any part thereof, though not attached thereto, including all screens, awnings, shades, blinds, curtains, draperies, carpets, rugs, furniture and furnishings, heating, electrical, lighting, plumbing, ventilating, air-conditioning, refrigerating, incinerating and/or compacting plants, systems, fixtures and equipment, elevators, hoists, stoves, ranges, vacuum and other cleaning systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, motors, machinery, pipes, ducts, conduits, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, tanks, appliances, equipment, fittings, and fixtures.
2.    All funds, accounts, deposits, instruments, documents, contract rights, general intangibles, notes, and chattel paper arising from or by virtue of any transaction related to the Land, the Improvements, or any of the personal property described in this Exhibit B.
3.    All permits, licenses, franchises, certificates, and other rights and privileges now held or hereafter acquired by Borrower in connection with the Land, the Improvements, or any of the personal property described in this Exhibit B.
4.    All right, title, and interest of Borrower in and to the name and style by which the Land and/or the Improvements is known, including trademarks and trade names relating thereto.
5.    All right, title, and interest of Borrower in, to, and under all plans, specifications, maps, surveys, reports, permits, licenses, architectural, engineering and construction contracts, books of account, insurance policies, and other documents of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale, or operation of the Land and/or the Improvements.
6.    All interests, estates, or other claims or demands, in law and in equity, which Borrower now has or may hereafter acquire in the Land, the Improvements, or the personal property described in this Exhibit B.
7.    All right, title, and interest owned by Borrower in and to all options to purchase or lease the Land, the Improvements, or any other personal property described in this Exhibit B, or any portion thereof or interest therein, and in and to any greater estate in the Land, the Improvements, or any of the personal property described in this Exhibit B.
8.    All of the estate, interest, right, title, other claim or demand, both in law and in equity, including claims or demands with respect to the proceeds of insurance relating thereto, which Borrower now has or may hereafter acquire in the Land, the Improvements, or any of the personal property described in this Exhibit B, or any portion thereof or interest therein, and any and all awards made for the taking by eminent domain, or by any proceeding or purchase in lieu thereof, of the whole or any part of such property,

B-1

including without limitation, any award resulting from a change of any streets (whether as to grade, access, or otherwise) and any award for severance damages.
9.    All right, title, and interest of Borrower in and to all contracts, permits, certificates, licenses, approvals, utility deposits, utility capacity, and utility rights issued, granted, agreed upon, or otherwise provided by any governmental or private authority, person or entity relating to the ownership, development, construction, operation, maintenance, marketing, sale, or use of the Land and/or the Improvements, including all of Borrower’s rights and privileges hereto or hereafter otherwise arising in connection with or pertaining to the Land and/or the Improvements, including, without limiting the generality of the foregoing, all water and/or sewer capacity, all water, sewer and/or other utility deposits or prepaid fees, and/or all water and/or sewer and/or other utility tap rights or other utility rights, any right or privilege of Borrower under any loan commitment, lease, contract, declaration of covenants, restrictions and easements or like instrument, developer’s agreement, or other agreement with any third party pertaining to the ownership, development, construction, operation, maintenance, marketing, sale, or use of the Land and/or the Improvements.
AND ALL PROCEEDS AND PRODUCTS OF THE FOREGOING PERSONAL PROPERTY DESCRIBED IN THIS EXHIBIT B.
A PORTION OF THE ABOVE DESCRIBED GOODS ARE OR ARE TO BE AFFIXED TO THE REAL PROPERTY DESCRIBED IN EXHIBIT A.
BORROWER IS THE RECORD TITLE HOLDER AND OWNER OF THE REAL PROPERTY DESCRIBED IN EXHIBIT A.
ALL TERMS USED IN THIS EXHIBIT B (AND NOT OTHERWISE DEFINED IN THIS EXHIBIT B) SHALL HAVE THE MEANING, IF ANY, ASCRIBED TO SUCH TERM UNDER THE UNIFORM COMMERCIAL CODE AS ADOPTED AND IN FORCE IN THE JURISDICTION IN WHICH THIS FINANCING STATEMENT HAS BEEN FILED/RECORDED (THE “U.C.C.”).
WITH RESPECT TO ANY FINANCING STATEMENT TO WHICH THIS EXHIBIT B IS ATTACHED, THE TERM “BORROWER” SHALL MEAN “DEBTOR” AS SUCH TERM IS DEFINED IN THE U.C.C.

B-2
Prudential Loan No. 706109865
1901 Market Street
Loan Agreement
20025300v.6

EXHIBIT B-1
SPECIFIC LIST OF PERSONAL PROPERTY

None

B-1-1

EXHIBIT C
PERMITTED ENCUMBRANCES

C-1

EXHIBIT D
LIST OF MAJOR TENANTS

1.
Any Tenant whose premises are larger than 50,000 rentable square feet; for purposes of determining the size of a Tenant’s premises, any proposed expansion shall be included but not any proposed contraction; and

2.	The following Tenants, their successors, assigns and replacements:

(a)	Independence Blue Cross

D-1

EXHIBIT E
LIST OF POST-CLOSING OBLIGATIONS

E-1